Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CYPRESS SEMICONDUCTOR CORPORATION,

INFINEON TECHNOLOGIES AG

and

IFX MERGER SUB INC.

Dated as of June 3, 2019

i

4.21	No Brokers	41
4.22	Affiliate Transactions	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41

5.1	Organization, Standing and Power	41
5.2	Authorization	42
5.3	No Conflicts; Governmental Approvals	42
5.4	Vote / Approval Required	43
5.5	Legal Proceedings	43
5.6	Operations and Ownership of Merger Sub	43
5.7	Sufficient Funds; Financing	43
5.8	Ownership of Shares	44
5.9	Proxy Statement	45
5.10	Certain Arrangements	45
5.11	Access to Information; Disclaimer	45
5.12	No Brokers	45

ARTICLE VI COVENANTS		46

6.1	Conduct of Business of the Company Pending the Closing	46
6.2	Access to Information	50
6.3	Consents	51
6.4	Further Action; Efforts	51
6.5	Publicity; Confidentiality	54
6.6	Acquisition Proposals	55
6.7	Proxy Statement	59
6.8	Stockholders Meeting	60
6.9	Stock Exchange Delisting; Deregistration	60
6.10	Employment and Employee Benefits	60
6.11	Directors’ and Officers’ Indemnification and Insurance	62
6.12	Financing	64
6.13	Financing Assistance	64
6.14	Treatment of Company Indebtedness	66
6.15	Takeover Statutes	67
6.16	Transaction Litigation	67
6.17	Approval of Sole Stockholder of Merger Sub	68
6.18	Obligations of Merger Sub	68
6.19	Rule 16b-3	68
6.20	Pre-Closing Restructuring	68

ARTICLE VII CONDITIONS OF MERGER		68

7.1	Conditions to Obligation of Each Party to Effect the Merger	68
7.2	Conditions to Obligations of Parent and Merger Sub	69
7.3	Conditions to Obligations of the Company	69

ii

7.4	Frustration of Closing Conditions	70

ARTICLE VIII TERMINATION		70

8.1	Termination	70
8.2	Procedure Upon Termination	71
8.3	Effect of Termination	72
8.4	Expenses	74

ARTICLE IX GENERAL PROVISIONS		74

9.1	No Other Representations and Warranties; No Survival	74
9.2	Remedies; Specific Performance	75
9.3	Modification or Amendment	76
9.4	Waiver	76
9.5	Notices	76
9.6	Severability	77
9.7	Entire Agreement; Assignment	77
9.8	Parties in Interest	78
9.9	Governing Law	78
9.10	Consent to Jurisdiction	78
9.11	WAIVER OF JURY TRIAL	79
9.12	Payment of Transfer Taxes	80
9.13	Counterparts; Delivery by E-mail	80

EXHIBITS

Exhibit A               Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2019 (as amended, restated, modified or supplemented in accordance with the terms hereof, this “Agreement”), is entered into by and among Cypress Semiconductor Corporation, a Delaware corporation (the “Company”), Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Parent”), and IFX Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and, each, a “Party”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company with the Company surviving the Merger (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the DGCL, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) adopted a resolution adopting and approving this Agreement and recommending this Agreement be approved by the stockholders of the Company; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                               Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2020 Notes” means the 2.00% Exchangeable Senior Notes due 2020 issued by Spansion LLC pursuant to the 2020 Notes Indenture and guaranteed by the Company pursuant to the 2020 Notes Supplemental Indenture.

“2020 Notes Indenture” means the Indenture, dated as of August 26, 2013, by and among Spansion LLC, as issuer, the guarantors parties thereto, and Wells Fargo Bank, National Association, as trustee.

“2020 Notes Supplemental Indenture” the First Supplemental Indenture, dated March 12, 2015, by and among, Spansion LLC, the Company, other parties thereto, and Wells Fargo Bank, National Association, as trustee, in respect of the 2020 Notes Indenture.

“2022 Notes” means the 4.50% Convertible Senior Notes due 2022 issued by the Company pursuant to the 2022 Notes Indenture.

“2022 Notes Indenture” means the Indenture, dated June 23, 2016, by and between the Company, as issuer, and U.S. Bank National Association, as trustee.

“2023 Notes” means the 2.00% Convertible Senior Notes due 2023 issued by the Company pursuant to the 2023 Notes Indenture.

“2023 Notes Indenture” means the Indenture, dated November 6, 2017, by and between the Company, as issuer, and U.S. Bank National Association, as trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not (a) be required to contain “standstill” provisions, (b) provide for an exclusive right to negotiate with the Company or (c) restrict the Company from complying with Section 6.6.

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or any of their respective Subsidiaries) that contemplates (a) a Person or group acquiring beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 20% of the assets or revenue (in each case, on a consolidated basis with its Subsidiaries, with assets measured by fair market value as determined in good faith by the Company Board) of, or equity interests in, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step or series of related transactions), in each case, other than the Merger or (b) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company, including any single or multi-step or series of related transactions, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the voting power of the Company (or any surviving entity or parent thereof) immediately following such transaction.

“Action” means any litigation, suits, actions, legal proceedings or arbitrations by or before any Governmental Authority.

“Additional Financing Proceeds” has the meaning set forth in Section 6.12.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning specified in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a)(i).

“Anti-Corruption Laws” has the meaning set forth in Section 4.7(b).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Article IV.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Benefit Continuation Period” has the meaning set forth in Section 6.10(a).

“Book-Entry Shares” has the meaning set forth in Section 3.4(b)(i).

“Business Day” means (a) any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or (b) in the case of determining a date when any payment is due, any day of the calendar year, other than a Saturday or Sunday, on which national banking institutions in the City of New York, New York, San Jose, California, Frankfurt, Germany, or Munich, Germany are open to the public for conducting business and are not required or authorized to be closed under applicable Law.

“Bylaws” has the meaning set forth in Section 4.1(b).

“Cancelled Shares” has the meaning set forth in Section 3.1(a).

“Capitalization Date” has the meaning set forth in Section 4.4(a).

“Capped Call Documentation” means the agreements governing the Capped Call Transactions, in each case, as amended, restated, supplemented, or otherwise modified on or prior to the date hereof.

“Capped Call Transactions” means the transactions documented under each of the following: (a) the Base Capped Call Transaction Confirmation, dated as of June 20, 2016, by and between Bank of America, N.A. and the Company; (b) Additional Capped Call Transaction Confirmation, dated June 21, 2016, by and between Bank of America, N.A. and the Company; (c) Base Capped Call Transaction Confirmation, dated as of June 20, 2016, by and between Credit Suisse Capital LLC (represented by Credit Suisse Securities (USA) LLC, as agent) and the Company; (d) Additional Capped Call Transaction Confirmation, dated June 21, 2016, by and between Credit Suisse Capital LLC (represented by Credit Suisse Securities (USA) LLC, as agent) and the Company; (e) Base Capped Call Transaction Confirmation, dated as of June 20, 2016, by and between JPMorgan Chase Bank, National Association, London Branch, and the Company; and (f) Additional Capped Call Transaction Confirmation, dated June 21, 2016, by and between JPMorgan Chase Bank, National Association, London Branch, and the Company.

“Cause” means (a) the Surviving Corporation or one of its Affiliates having “cause,” “just cause” or term of similar meaning or import, to terminate a Continuing Employee’s employment or service, as defined in any employment, change in control severance, consulting or services agreement between the Continuing Employee and the Surviving Corporation or one of its Affiliates in effect at the time of such termination or (b) in the absence of any such employment, change in control severance, consulting or services agreement (or the absence of any definition of “cause,” “just cause” or term of similar meaning or import contained therein), the occurrence of any of following events or conditions: (i) any act of personal dishonesty taken by a Continuing Employee in connection with his or her responsibilities as an employee or other service provider that results, or is intended to result, in substantial personal enrichment of such Continuing Employee, (ii) a Continuing Employee being indicted for, convicted of, or pleading no contest to, a felony or misdemeanor involving moral turpitude, (iii) a willful act by a Continuing Employee in conjunction with the performance of such Continuing Employee’s duties for the Surviving Corporation and its Subsidiaries that constitutes illegal or gross misconduct, or

(iv) a Continuing Employee’s material breach of a material policy of the Surviving Corporation or intentional unauthorized or wrongful use or disclosure of proprietary or confidential information of the Surviving Corporation and its Subsidiaries (or any other party to whom the Continuing Employee owes an obligation of nonuse or nondisclosure as a result of such Continuing Employee’s employment relationship with the Surviving Corporation and its Subsidiaries), including but not limited to trade secrets and customer lists; or (v) a Continuing Employee’s willful and continued failure to substantially perform the duties and responsibilities of his or her position (other than due to physical or mental illness) after there has been delivered to the Continuing Employee a written demand for performance from the Surviving Corporation that describes the basis for the Surviving Corporation’s belief that the Continuing Employee has not substantially performed his or her duties and the Continuing Employee has not corrected such failure within fourteen (14) days of such written demand.

“Certificate of Incorporation” has the meaning set forth in Section 4.1(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.4(b)(i).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means the Parties (a) shall have received written notice from CFIUS that it has concluded its review, or, if applicable, investigation, and has determined that there are no unresolved national security concerns with respect to the Merger and that action under the DPA is concluded, or (b) if CFIUS has sent a report to the President of the United States (“President”) requesting the President’s decision with respect to the Merger, either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Merger, or (ii) the time permitted under the DPA for the President to take action to suspend or prohibit the Merger shall have lapsed.

“Change of Recommendation” has the meaning set forth in Section 6.6(a)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Payments” means (a) the payment in full, in cash, of the aggregate amount of Per Share Merger Consideration required to be paid by Parent and Merger Sub in connection with the consummation of the Merger and the terms of this Agreement, (b) the payment of all costs, fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger and any Financing, and any refinancing, repurchase or repayment of amounts with respect to the Credit Facility, the Convertible Notes or any other outstanding indebtedness of the Company or its Subsidiaries contemplated by this Agreement or the Debt Agreement and (c) the payment of any other amounts required to be paid by Parent and Merger Sub (or the Surviving Corporation) on or promptly after the Closing Date in connection with the consummation of the transactions contemplated hereby and the terms of this Agreement (including Article III).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company 2010 Incentive Plan” means the Spansion Inc. 2010 Equity Incentive Award Plan amended and restated effective August 5, 2016, as may be amended or restated from time to time.

“Company 2012 Incentive Plan” means the Cypress Semiconductor Corporation 2012 Incentive Award Plan amended and restated as of November 19, 2012, as may be amended or restated from time to time.

“Company 2013 Stock Plan” means the Cypress Semiconductor Corporation 2013 Stock Plan amended and restated as of June 20, 2017, as amended February 16, 2018, and as may be amended or restated from time to time (which was formerly named the 1994 Stock Option Plan).

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employees” means any current or former officer, employee, director or individual consultant of the Company or any of its Subsidiaries.

“Company Equity Award” means any Company Option, Restricted Stock Unit or PSU issued and outstanding, or authorized to be issued, pursuant to a Company Equity Plan.

“Company Equity Plan” means, collectively or any of, the Company 2010 Incentive Plan, the Company 2012 Incentive Plan or the Company 2013 Stock Plan.

“Company ESPP” means the Cypress Semiconductor Corporation Employee Stock Purchase Plan, amended and restated as of January 1, 2019.

“Company Intervening Event Notice” has the meaning set forth in Section 6.6(c)(ii).

“Company Notice” has the meaning set forth in Section 6.6(d).

“Company Option” has the meaning set forth in Section 3.2(a).

“Company Plans” has the meaning set forth in Section 4.11(a).

“Company Product Sales Agreements” means Contracts pursuant to which any Company Products are or have been directly or indirectly licensed or sold by the Company or any of its Subsidiaries to customers or channel partners.

“Company Products” means all product offerings, including all software, of the Company and each of the Company’s Subsidiaries (a) that are being sold, licensed, or distributed, as applicable, or (b) that the Company, or any of its Subsidiaries, is otherwise obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those third party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of the Company’s support, consulting and/or training services), in the case of each of clauses (a) and (b), that are material to the business of the Company and its Subsidiaries, taken as a whole.

“Company Related Parties” has the meaning set forth in Section 8.3(e).

“Company Requisite Vote” has the meaning set forth in Section 4.2.

“Company Securities” has the meaning set forth in Section 4.4(b).

“Company Termination Payment” means an amount equal to $330,000,000.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, status as managing member, sole member or general partner, by contract, or otherwise.

“Controlling Person” has the meaning specified in the definition of Subsidiary.

“Conversion Date” means (a) the Exchange Date (as defined in the 2020 Notes Indenture), (b) the Conversion Date (as defined in the 2022 Notes Indenture) or (c) the Conversion Date (as defined in the 2023 Notes Indenture), as the case may be.

“Conversion Rate” means (a) the Exchange Rate (as defined in the 2020 Notes Indenture), (b) the Conversion Rate (as defined in the 2022 Notes Indenture) or (c) the Conversion Rate (as defined in the 2023 Notes Indenture), as the case may be.

“Convertible Notes” means, collectively, the 2020 Notes, the 2022 Notes and the 2023 Notes.

“Convertible Notes Indentures” means, collectively, the 2020 Notes Indenture, the 2020 Notes Supplemental Indenture, the 2022 Notes Indenture and the 2023 Notes Indenture.

“Copyrights” means any and all copyrights, mask work rights, database rights and all other rights with respect to works of authorship and all registrations thereof and applications therefor.

“Credit Facility” means the Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015, among the Company, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, East West Bank, Silicon Valley Bank and SunTrust Bank, as syndication agents and documentation agents, and Morgan Stanley Bank, N.A., as issuing bank.

“Debt Agreement” has the meaning set forth in Section 5.7.

“Debt Financing Conditions” has the meaning set forth in Section 5.7.

“Debt Financing Sources” has the meaning set forth in Section 5.7.

“Debt Financing Sources Related Party” means the Debt Financing Sources and the commitment parties that are parties to any alternative financing commitment letter or definitive financing agreement entered into pursuant to this Agreement, together with their respective Affiliates, and the respective officers, directors, officers, employees, agents, advisors, controlling persons and the other representatives and successors of each of the foregoing.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Stockholder” has the meaning set forth in Section 3.4(g).

“DOJ” has the meaning set forth in Section 6.4(c).

“Domain Names” means all Internet domain name registrations.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and all regulations promulgated thereunder (31 C.F.R. §§ 800.401 and 402).

“Effect” means any circumstance, event, development, change, condition, state of facts, event, occurrence or effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means Laws and Orders regarding pollution, public or worker health and safety (to the extent related to exposure to Hazardous Materials), or protection of the environment, including those relating to the release or threatened release of or exposure to Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.17(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable laws and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and customs and import laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Existing Policies” has the meaning set forth in Section 6.11(d).

“FCPA” has the meaning set forth in Section 4.7(b).

“Final Purchase Date” has the meaning set forth in Section 3.2(e)(v).

“Financial Advisor” has the meaning set forth in Section 4.19.

“Financing” has the meaning set forth in Section 5.7.

“Financing Failure Event” shall mean any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated (other than from a reduction thereof by the Parent in accordance with Section 6.12), (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach, repudiation or threatened or anticipated breach or repudiation by any party to the Debt Agreement or (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) will occur (including if any party to the Debt Agreement or any

Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) has occurred).

“FTC” has the meaning set forth in Section 6.4(c).

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.

“Good Reason” means (a) a Continuing Employee’s resignation of his or her employment or service with the Surviving Corporation or one of its Affiliates for “good reason”, as defined in any employment, change in control severance, consulting or services agreement between the Continuing Employee and the Surviving Corporation or one of its Affiliates in effect at the time of such resignation or (b) in the absence of any such employment, change in control severance, consulting or services agreement (or the absence of any definition of “good reason” or term of similar meaning or import contained therein), a Continuing Employee’s resignation within thirty (30) days following the expiration of any cure period following the occurrence of one or more of the following, without the Continuing Employee’s express written consent: (i) a material reduction by the Surviving Corporation or one of its Subsidiaries of the Continuing Employee’s base salary in effect immediately prior to such reduction (other than a one-time reduction that is equal to or less than fifteen percent (15%) of the Continuing Employee’s base salary that also applies to substantially all of the similarly situated employees of the Surviving Corporation and its Subsidiaries); or (ii) a Continuing Employee’s relocation at the Surviving Corporation’s or Parent’s direction to a facility or location more than thirty-five (35) miles from such Continuing Employee’s then present location of providing services. A Continuing Employee’s resignation will not be deemed to be for Good Reason unless such Continuing Employee has first provided the Surviving Corporation with written notice of the acts or omissions constituting the grounds for Good Reason within one hundred twenty (120) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Surviving Corporation receives such notice, and such condition has not been cured during such period.

“Government Officials” has the meaning set forth in Section 4.7(c).

“Governmental Authority” means any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental or judicial body, in each case, whether foreign or domestic, of any country, nation, republic, federation, union or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Materials” shall mean any substance, material or waste that is a basis for liability under, or regulated due to its harmful or deleterious nature or characteristics under, or defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by, any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immaterial Trademark Licenses” means non-exclusive licenses or other similar rights of use granted by the Company or any of its Subsidiaries in respect of Trademarks to third party vendors to refer to the Company as a customer and rights granted to third parties as part of corporate sponsorships, or such other similar non-exclusive licenses or rights that and are not material to the Company or its Subsidiaries.

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights; (d) Trademarks; (e) Domain Names; (f) software (including source code, executable code, systems, tools, data, databases, firmware, interfaces, and related documentation); and (g) any similar, corresponding or equivalent intellectual property, and all associated rights with respect to any of the foregoing, anywhere in the world.

“Interim Period” means the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII.

“Intervening Event” means an Effect that (a) was not known to the Company Board, or the material consequences of which (based on facts actually known to the Company Board as of the date of this Agreement) were not reasonably foreseeable, in either case, as of the date of this Agreement, and (b) does not involve any Acquisition Proposal; provided that a change in the trading price or trading volume of the Shares, the Company meeting or exceeding any internal or public projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period shall not constitute an Intervening Event but the underlying causes thereof may constitute an Intervening Event.

“Intervening Event Notice Period” has the meaning set forth in Section 6.6(c)(iii).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge (without any duty of inquiry) of any of the individuals listed in Section 1.1(a)(i) of the Company Disclosure Schedule and (b) with respect to Parent or Merger Sub means the actual knowledge (without any duty of inquiry) of any of the individuals listed in Section 1.1(a)(ii) of the Parent Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, constitution, ordinance, code, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including the SEC and the NASDAQ).

“Leased Real Property” means all right, title and interest of the Company or a Subsidiary of the Company, as applicable, in and to all leases, subleases, licenses or other rights to use, occupy or access real property pursuant to real property agreements, including easements, rights of way or other similar real property agreements used or held for use by the Company or such Subsidiary in the conduct of the business of the Company or such Subsidiary.

“Liens” means any lien (statutory or other), pledge, mortgage, deed of trust, hypothecation, adverse claim, encumbrance, other charge or security interest, easement, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim or other similar encumbrance.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, is, or would reasonably be expected to (x) prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated by this

Agreement or (y) be, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects relating to the following will be deemed, either alone or in combination, to be or constitute a “Material Adverse Effect” or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur under clause (y) above: (a) Effects generally affecting in the industries in which the Company and its Subsidiaries operate; (b) general economic conditions; (c) Effects on securities markets, credit markets, currency markets or other financial markets (including changes in interest or exchange rates); (d) Effects on political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (f) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (g) the negotiation, announcement (whether or not authorized by the Parties, including any pre-signing reports in the press or otherwise, reporting on a potential transaction among the Parties or otherwise relating to an acquisition of the Company), pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or Effects relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); provided that this clause (g) shall not apply to any representation or warranty contained in Sections 4.3 or 4.11(f) to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Merger; (h) changes in the Company’s share price or the trading volume (including suspension of trading) of the Company’s share capital, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (i) any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates; (j) actions or omissions required of the Company under this Agreement or taken or not taken at the written request of, or with the consent of, Parent or any of its Affiliates or any of their respective Representatives; and (k) any claims or Actions arising from allegations of breach of fiduciary duty or violation of Law or otherwise relating to this Agreement or the transactions contemplated hereby, except, in the case of each of clauses (a) through (f), to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries, markets or geographies in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact will be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Most Recent Company Balance Sheet” has the meaning set forth in Section 4.6(d).

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Controlled Subsidiary” shall have the meaning set forth in Section 6.1(e).

“Notice Period” has the meaning set forth in Section 6.6(d).

“Open Source Materials” refers to any software or other material that is distributed pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Option Consideration” has the meaning set forth in Section 3.2(a).

“Order” means any injunction, judgment, decree or other order issued by a Governmental Authority of competent jurisdiction.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Owned Registered Intellectual Property” means all Owned Intellectual Property that is Registered Intellectual Property.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article V.

“Parent Group” has the meaning set forth in Section 6.4(b).

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, prevents, materially delays or has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Parties” has the meaning set forth in Section 8.3(e).

“Parent Termination Payment” has the meaning set forth in Section 8.3(b)(iii).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Patents” means patents and patent applications, and industrial designs, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, counterparts, and reexaminations thereof.

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Permits” has the meaning set forth in Section 4.7(a).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which accruals or reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (c) incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security laws or similar legislation, (d) which is disclosed on the Most Recent Company Balance Sheet or notes thereto or securing liabilities reflected on such balance sheet, (e) which was incurred in the ordinary course of business since the date of the Most Recent Company Balance Sheet, (f) securing indebtedness of the Company and its Subsidiaries, including under the Credit Facility, any letters of credit or bank guarantees relating thereto and any related hedging obligations entered into in the ordinary course of business; (g) securing capital or financing lease obligations (including on vehicles) entered into in the ordinary course of business, (h) which would not reasonably be expected to materially impair the continued use of the applicable property, asset or right for the purposes for which the property, asset or right is currently being used, (i) under statutory or common law to secure landlords, lessors or renters under leases or rental agreements, (j) imposed on the underlying fee interest in any Leased Real Property, (k) that is a zoning, land use, covenant, condition and restriction, matter that would be shown by a real property survey or similar matter affecting the Company’s real property, (l) imposed by applicable Law or (m) relating to intercompany borrowings among the Company and its wholly owned Subsidiaries.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Restructuring” has the meaning set forth in Section 6.20.

“Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.

“Proceeding” has the meaning set forth in Section 6.11(a).

“Proxy Statement” has the meaning set forth in Section 4.18.

“PSU” means any performance-based share unit of the Company issued under a Company Equity Plan that is outstanding and subject to any vesting requirements or repurchase, forfeiture or other lapse restrictions that remain unsatisfied as of immediately prior to the Effective Time (and after giving effect to any accelerated vesting provided for in any Company Plan or other written agreement).

“PSU Consideration” has the meaning set forth in Section 3.2(d).

“PSU Payment Date” has the meaning set forth in Section 3.2(d).

“Real Property Leases” has the meaning set forth in Section 4.14(c).

“Recommendation” has the meaning set forth in Section 4.2.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

“Representatives” means, with respect to any Person, its directors, officers, employees, investment bankers, attorneys, accountants, agents and other advisors or representatives.

“Restraint” has the meaning set forth in Section 8.1(c).

“Restricted Stock Unit” means any restricted stock unit of the Company (other than a PSU) issued under a Company Equity Plan or any restricted share of Common Stock awarded pursuant to a Company Equity Plan, in each case, that is outstanding and subject to any vesting requirements or repurchase, forfeiture or other lapse restrictions that remain unsatisfied as of immediately prior to the Effective Time (and after giving effect to any accelerated vesting provided for in any Company Plan or other written agreement).

“Restricted Stock Unit Payment Date” has the meaning set forth in Section 3.2(d).

“Restructuring Costs” has the meaning set forth in Section 6.20.

“RSU Consideration” has the meaning set forth in Section 3.2(b).

“Sanctioned Person” means at any time any Person: (a) listed on the OFAC list of “Specially Designated Nationals and Blocked Persons” or Foreign Sanctions Evaders list, or the Entity List or Denied Parties List administered by the US Commerce Department; (b) that is, or is part of, a government of a Sanctioned Territory; (c) 50% or more owned or controlled by any of the foregoing; (d) located within or operating from a Sanctioned Territory; or (e) otherwise targeted under any Sanctions.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control, the Department of State, and the Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) the United Kingdom (including Her Majesty’s Treasury), or (e) other similar Governmental Authority from time to time.

“SEC” has the meaning set forth in Section 4.6(a).

“SEC Reports” has the meaning set forth in Section 4.6(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 3.1(a).

“SOX” has the meaning set forth in Section 4.6(a).

“Stockholders Meeting” has the meaning set forth in Section 6.8.

“Subsidiary” means, with respect to any Person (the “Controlling Person”), any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Person or (ii) with respect to which the Controlling Person or its Subsidiaries is a general partner or managing member.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%) which the Company Board in good faith determines would, if consummated, result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement after taking into account all such factors and matters deemed relevant for such determination in good faith by the Company Board, including legal, financial, regulatory, timing, likelihood of consummation or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.6(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means all returns and reports (including any attached schedules) required to be filed with a Tax authority, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Trade Secrets” means know-how, technologies, and trade secret rights and corresponding rights and all other related confidential information and other non-public or proprietary information (whether or not patentable), including any that derive economic value from being maintained as confidential.

“Trademarks” means all trademarks, service marks, logos, trade dress, and trade names indicating the source of goods or services, and other indicia of source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Transaction Litigation” has the meaning set forth in Section 6.16.

“Trustee” has the meaning set forth in the Indenture.

“Unvested Restricted Stock Units” has the meaning set forth in Section 3.2(d).

“Vested Restricted Stock Units” has the meaning set forth in Section 3.2(b).

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge (an in no event constructive, imputed or otherwise) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.  For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 2.2 shall be a Willful Breach of this Agreement.

1.2                               Other Definitional and Interpretive Provisions.

(a)                                 Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Exhibits; Schedules.  The Exhibits to this Agreement and the Company Disclosure Schedule and Parent Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement.  The Company may, at its option, include in the Company Disclosure Schedule, and Parent may, at its option, include in the Parent Disclosure Schedule, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise.  Any item or matter set forth in any section of any Company Disclosure Schedule or any Parent Disclosure Schedule shall be deemed to be referred to and incorporated in and disclosure with respect to any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to which such item’s or matter’s application or relevance is reasonably apparent on its face.  Any capitalized terms used in any Exhibit, Company Disclosure Schedule or Parent Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii)                                  Certificates; Other Agreements.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(iii)                               Calculation of Time Period.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(iv)                              Dollars.  Any reference in this Agreement to dollars or $ shall mean U.S. dollars unless otherwise indicated.

(v)                                 Gender; Number; Usage.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(vi)                              Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings with respect thereto are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section, respectively, of this Agreement unless otherwise specified.

(vii)                           Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(viii)                        Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)                              Or.  The word “or” is not exclusive, unless the context otherwise requires.

(x)                                 Will.  The word “will” shall be construed to have the same meaning as the word “shall”.

(xi)                              To the Extent.  The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean “if”.

(xii)                           Ordinary Course of Business. The phrase “ordinary course of business” shall mean ordinary course of business consistent with past practice, whether or not expressly stated.

(xiii)                        Time of Day.  All references herein as to any time of day shall be the time of day in San Jose, California, unless otherwise expressly specified.

(xiv)                       Contracts; Laws.  Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(xv)                          Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item on such balance sheet or financial statements that specifically identifies the applicable amount related to, and the subject matter of, such representation or (B) such item and the amount thereof is otherwise specifically identified on the balance sheet or financial statements.

(b)                                 Each of the Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE MERGER

2.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III.

2.2                               Closing.  Unless this Agreement shall have been terminated pursuant to Article VIII, and subject to satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the closing of the

Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California, at 7:00 a.m., Palo Alto, California time, on the fifth Business Day following the day on which all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other date, time or place (including by remote communication or the electronic exchange of executed documents and the electronic transfer of funds) as the Company and Parent may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.3                               Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), to be signed, acknowledge and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4                               Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the DGCL and the Certificate of Merger.

2.5                               Certificate of Incorporation; Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and by applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 6.11.

(b)                                 At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein, or applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 6.11.

2.6                               Directors and Officers.

(a)                                 At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become and constitute all of the directors of the Surviving Corporation, to serve in such capacity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b)                                 At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become and constitute all of the officers of the Surviving Corporation, to serve in such capacity until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

3.1                               Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)                                 Merger Consideration.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, and, in each case, not held on behalf of third parties, (ii) Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties, (iii) Shares owned by any direct or indirect wholly owned Subsidiary of the Company and (iv) Shares owned by Dissenting Stockholders (the Shares referred to in the foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Cancelled Shares”)) shall be converted automatically into and shall thereafter represent the right to receive $23.85 per share in cash, without interest (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 3.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article III.

(b)                                 Cancellation of Cancelled Shares.  At the Effective Time, each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 3.4(g).

(c)                                  Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2                               Treatment of Company Equity Awards.

(a)                                 Treatment of Company Options.  At the Effective Time, each option to purchase shares of Common Stock issued under a Company Equity Plan (a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested and without any required action on the part of any Party, the holder of any such Company Option or any other Person, will be cancelled and converted at the Effective Time into the right to receive (without interest) at or as promptly as practicable following the Effective Time a cash payment, if any, with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price under such Company Option immediately prior to the Effective Time (the “Option Consideration”). Payment of the Option Consideration shall be net of any applicable Taxes required to be withheld with respect to such payment (as provided in Section 3.4(f)).  As of the Effective Time, all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration, if any. For the avoidance of doubt, each Company Option that is outstanding and unexercised as of the Effective Time with a per share exercise price that is equal to or greater than the Per Share Merger Consideration will, as of the Effective Time, be cancelled without the payment of any consideration therefor.

(b)                                 Treatment of Vested Restricted Stock Units.  Immediately prior to the Effective Time, (i) each outstanding Restricted Stock Unit that is (A) held by a non-employee director, whether vested or unvested, (B) vested in accordance with the terms of the applicable Company Equity Plan and award agreement evidencing such Restricted Stock Unit as of immediately prior to the Effective Time and for which Shares have not yet been issued, or (C) is subject to accelerated vesting solely as a result of the completion of the Merger in accordance with the terms thereof and (ii) with respect to each vesting tranche of all Restricted Stock Units grants that are outstanding as of the date of this Agreement and that are not covered by clause (i) of this Section 3.2(b), fifty percent (50%) of the total number of such Restricted Stock Units subject to such vesting tranche (the Restricted Stock Units described in clauses (i) and (ii), each, a “Vested Restricted Stock Unit”), shall, automatically and without any required action on the part of any Party, the holder of any such Vested Restricted Stock Unit or any other Person, be cancelled and shall only entitle the holder of such Vested Restricted Stock Unit to receive (without interest), at or as promptly as practicable following the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Vested Restricted Stock Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (the “RSU Consideration”).  Payment of RSU Consideration shall be net of any applicable Taxes required to be withheld with respect to such payment (as provided in Section 3.4(f)).  As of the Effective Time, all Vested Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Vested Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration in respect thereof in accordance with the terms of this Section 3.2(b).

(c)                                  Treatment of Unvested Restricted Stock Units.  Immediately prior to the Effective Time, each outstanding Restricted Stock Unit that is not a Vested Restricted Stock Unit (each, an “Unvested Restricted Stock Unit”) shall, automatically and without any required action on the part of any Party, the holder of any such Unvested Restricted Stock Unit or any other Person, be cancelled and shall only entitle the holder of such Unvested Restricted Stock Unit to receive the RSU Consideration, which RSU Consideration will vest and be payable by the Surviving Corporation, subject to the applicable holder’s continued employment through such applicable vesting date, without any interest for the period from the Effective Time until such date, on the applicable vesting date for such Unvested Restricted Stock Unit (such applicable vesting date, the “Restricted Stock Unit Payment Date”); provided, that if the employment of a holder of Unvested Restricted Stock Units is, following the Effective Time but prior to the applicable Restricted Stock Unit Payment Date, terminated for any reason other than (i) by Parent or any of its Affiliates (including the Surviving Corporation) for Cause or (ii) by such holder without Good Reason, then the payment of the RSU Consideration shall be accelerated to the first payroll date after the date of such termination.  For purposes of this Section 3.2(d), the term “applicable vesting date” means the date that the applicable Unvested Restricted Stock Unit otherwise would have vested in accordance with its terms.  Payment of RSU Consideration shall be made on the applicable Restricted Stock Unit Payment Date net of any applicable Taxes required to be withheld with respect to such payment.  As of the Effective Time, all Unvested Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of an Unvested Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration in respect thereof in accordance with the terms of this Section 3.2(d).

(d)                                 Treatment of PSUs.  Immediately prior to the Effective Time, each outstanding PSU shall automatically and without any required action on the part of any Party, the holder of any such PSU or any other Person, shall be cancelled and shall only entitle the holder of such PSU to receive (without interest) an amount in cash equal to the product of (i) (x) for each outstanding PSU other than the 2019 LTIP PSUs, the maximum number of Shares subject to such PSU immediately prior to the

Effective Time, and (y) for each 2019 LTIP PSU, that number of PSUs as is calculated by assuming that the applicable performance goals for such 2019 LTIP PSU are achieved at 150% of target and then adjusting such number based on the Company’s total shareholder return as measured immediately prior to the Effective Time in accordance with the terms of the 2019 LTIP PSUs, in each case, multiplied by (ii) the Per Share Merger Consideration (the “PSU Consideration”), which PSU Consideration will vest and be payable by the Surviving Corporation, subject to the applicable holder’s continued employment through such applicable vesting date, without any interest for the period from the Effective Time until such date, on the applicable vesting date for such PSU (with respect to each PSU, such applicable vesting date, the “PSU Payment Date”); provided, that if the employment of a holder of PSUs is, following the Effective Time but prior to the applicable PSU Payment Date, terminated for any reason other than (x) by Parent or any of its Affiliates (including the Surviving Corporation) for Cause or (y) by such holder without Good Reason, then the payment of the PSU Consideration shall be accelerated to the first payroll date after the date of such termination.  For purposes of this Section 3.2(d), the term “applicable vesting date” means the date that the applicable PSU otherwise would have vested in accordance with its terms (i.e., the first date on which the service vesting requirement is satisfied with respect to such PSU).  Payment of PSU Consideration shall be made on the PSU Payment Date net of any applicable Taxes required to be withheld with respect to such payment.  As of the Effective Time, all PSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a PSU shall cease to have any rights with respect thereto, except the right to receive the PSU Consideration in respect thereof in accordance with the terms of this Section 3.2(e).

(e)                                  Treatment of Company ESPP. With respect to the Company ESPP, the Company will take all actions reasonably necessary to provide that:

(i)                                     participation in the Company ESPP following the date of this Agreement will be limited to those Company Employees who participate in the Company ESPP as of the date of this Agreement;

(ii)                                  except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement;

(iii)                               no new offering periods under the Company ESPP will commence during the Interim Period;

(iv)                              on a date determined by the Company Board that is no later than three (3) Business Days prior to the Effective Time, any outstanding “Offering Period” (as defined in the Company ESPP) that is in progress on such date shall terminate and be the final Offering Period under the Company ESPP;

(v)                                 the accumulated payroll deductions of each participant under the Company ESPP will be used to purchase shares of Common Stock in accordance with the terms of the Company ESPP on the earlier of (A) the scheduled purchase date for the final Offering Period and (B) the date that is not less than three (3) Business Days prior to the Effective Time (with any participant payroll contributions not applied to the purchase of such shares returned to the participant) (the “Final Purchase Date”);

(vi)                              the Company ESPP shall terminate as of immediately prior to the Effective Time; and

(vii)                           any shares of Common Stock acquired under the Company ESPP prior to or on the Final Purchase Date will be treated as outstanding Shares for purposes of Section 3.1.

(f)                                   Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and use reasonable best efforts to take any actions which are reasonably necessary to effectuate the provisions of this Section 3.2.

(g)                                  Deposit.  At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount of the Option Consideration and the RSU Consideration for the Vested Restricted Stock (in each case, after giving effect to any required Tax withholdings as provided in Section 3.4(f)).  As promptly as reasonably practicable following the Closing Date, but in no event later than the Surviving Corporation’s next payroll date that is at least ten (10) Business Days following the Closing Date, Parent shall cause the Company or the Surviving Corporation to pay the applicable holders of Company Options, Restricted Stock Units or PSUs that are cancelled and converted pursuant to Sections 3.2(a), 3.2(b) or 3.2(d), as applicable, all amounts required to be paid to such holders in respect of such Company Options or Vested Restricted Stock Units through the Company’s or the Surviving Corporation’s payroll system or payroll provider, as the case may be.  Notwithstanding the foregoing, if any payment owed to a holder of Company Options and/or Restricted Stock Units and/or PSUs pursuant to Sections 3.2(a) or 3.2(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then Parent shall cause the Surviving Corporation to issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the Surviving Corporation’s next payroll date that is at least ten (10) Business Days thereafter).

3.3                               Treatment of Convertible Notes.

(a)                                 In accordance with the terms of the applicable Convertible Notes Indenture, at or after the Effective Time, each holder of Convertible Notes will be entitled, subject to the terms and conditions of its applicable Convertible Notes Indenture, to:

(i)                                     convert or exchange such holder’s applicable Convertible Notes only into a right to receive from the Surviving Corporation an amount in cash for each $1,000 principal amount of such Convertible Notes held by such holder equal to the (i) Per Share Merger Consideration multiplied by the applicable Conversion Rate in effect on the applicable Conversion Date, in each case, for such Convertible Notes (as may be increased by any Additional Shares (as defined in the relevant Convertible Notes Indenture) pursuant to the terms and conditions of the relevant Convertible Notes Indenture);

(ii)                                  require the Surviving Corporation to repurchase such holder’s applicable Convertible Notes (or any portion of principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof), for cash on a date specified by the Company in accordance with the applicable Convertible Notes Indenture at the applicable Fundamental Change Repurchase Price (as defined in the relevant Convertible Notes Indenture); or

(iii)                               continue to hold such holder’s Convertible Notes, which, for the avoidance of doubt, following the Closing Date shall only be convertible or exchangeable into cash as set forth in Section 3.3(a)(i) above.

(b)                                 The Surviving Corporation (directly or through the Paying Agent (as defined in the relevant Convertible Notes Indenture)) shall satisfy and fulfill the relevant payment obligations to each holder of Convertible Notes described in Section 3.3(a)(i) or 3.3(a)(ii) as and when required by the terms of this Agreement and the relevant Convertible Notes Indenture (as such Convertible Notes Indenture may be supplemented in accordance with its terms and Section 6.14(b)).

3.4                               Surrender of Shares.

(a)                                 Paying Agent.  Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent (which agreement and paying agent shall be subject to the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed), to act as agent for the stockholders of the Company in connection with the Merger (such paying agent, the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article III.  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in U.S. dollars in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(a).  The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, a division of The McGraw-Hill Companies, Inc., respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments of the aggregate Per Share Merger Consideration (including in respect of any Shares held by former Dissenting Stockholders as described in Section 3.4(g)).  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Article III shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent.  The funds deposited with the Paying Agent pursuant to this Section 3.4(a) shall not be used for any purpose other than as contemplated by this Section 3.4(a).

(b)                                 Exchange Procedures.

(i)                                     Transmittal Materials.  Promptly after the Effective Time (and in any event no later than two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form, if any (“Book-Entry Shares”), (in each case, other than holders of Cancelled Shares) (A) transmittal materials, including a letter of transmittal in customary form as mutually agreed by Parent and the Company prior to the Closing, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may mutually agree prior to the Closing and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii)                                  Certificates. Upon surrender of one or more Certificates to the Paying Agent, in accordance with the terms of such transmittal materials and instructions as contemplated in Section 3.4(b)(i), the holder of record of such Certificate(s) shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in U.S. dollars in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.4(f)) equal to the product of (A) the number of Shares represented by such Certificate(s) multiplied by (B) the Per Share Merger Consideration, and the Certificate(s) so surrendered shall immediately be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii)                               Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to the Paying Agent or the Surviving Corporation in order to receive the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in U.S. dollars in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.4(f)) equal to the product of (A) the number of Shares represented by such Book-Entry Shares multiplied by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv)                              Unrecorded Transfers; Other Payments.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, is registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares is properly presented to the Paying Agent accompanied by all reasonable documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v)                                 Until surrendered as contemplated by this Section 3.4(b), each Certificate and Book-Entry Share (other than Cancelled Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article III.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand.  Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares) who has not theretofore complied with this Article III (including the terms of the transmittal materials) shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.4(f)) upon delivery of evidence of Certificates or Book-Entry Shares reasonably acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 3.4(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d)                                 Transfers.  From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article III, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.  The Per Share Merger Consideration paid upon the surrender of Certificates or receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e)                                  Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.4(f)) equal to the amount the holder of such Certificate is entitled as set forth in Section 3.4(b)(ii).

(f)                                   Withholding Rights. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld by the Paying Agent, Parent, the Company or the Surviving Corporation, as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent, the Company or the Surviving Corporation, as applicable, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by the Paying Agent, Parent, the Company or the Surviving Corporation, as the case may be.

(g)                                  Appraisal Rights. No stockholder of the Company who has perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, a “Dissenting Stockholder”) shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost (through failure to perfect or otherwise) such Person’s right to appraisal under the DGCL. Each such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or agree to do any of the foregoing. If any Dissenting Stockholder effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment for the fair value of such stockholder’s Shares under the Section 262 of the DGCL, then, as of the later of the Effective Time and the time of the occurrence of such effective withdrawal or loss, such stockholder shall no longer be a Dissenting Stockholder and such Dissenting Stockholder’s Shares shall be treated as if they had, as of the Effective Time, been converted into the right to receive the Per Share Merger Consideration, without interest, as set forth in Section 3.1(a).

3.5                               Adjustments.  Notwithstanding anything to the contrary herein, if the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then, in any such case, the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.5 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any such action except as permitted by the terms of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after December 31, 2016 (the “Applicable Date”) and prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements” and (B) in any other section relating to forward-looking statements, in each case, to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth on the corresponding sections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item or matter in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the application or relevance of such item or matter is reasonably apparent on its face:

4.1                               Organization, Standing and Power.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except, in each case, where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority has not had, or would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the certificate of incorporation of the Company (as amended to date, the “Certificate of Incorporation”) and the bylaws of the Company (as amended to date, the “Bylaws”), in each such case, as currently in effect as of the date hereof.  The Certificate of Incorporation and the Bylaws are in full force and effect.

4.2                               Authorization.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).  The Company Board, at a duly called and held meeting, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved and adopted this Agreement, (c) subject to the terms of this Agreement, resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (d) directed that this Agreement be submitted to the stockholders of the Company for their consideration and adoption.  The only vote of the stockholders of the Company required to approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

4.3                               No Conflicts; Governmental Approvals.

(a)                                 The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach or violate the Certificate of Incorporation or Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) have been obtained, all filings described in Section 4.3(b) have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Material Contract, except, in the case of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, in each case, other than as may arise in connection with facts and circumstances particular to Parent and its Affiliates.

(b)                                 The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act and similar requirements in non-U.S. countries under applicable Antitrust Laws, (iii) the filing of a joint voluntary notification to CFIUS pursuant to the DPA by Parent, Merger Sub and the Company, (iv) compliance with the applicable requirements of NASDAQ, (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company and (B) have, individually or in the aggregate, a Material Adverse Effect.

4.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (x) 650,000,000 shares of Common Stock and (y) 5,000,000 shares of Preferred Stock. As of the close of business on May 30, 2019 (the “Capitalization Date”):

(i)                                     no shares of Preferred Stock were issued and outstanding;

(ii)                                  365,933,848 shares of Common Stock were issued and outstanding (excluding shares of Common Stock described in Section 4.4(a)(iii) and Section 4.4(a)(iv) below);

(iii)                               172,537,221 shares of Common Stock were held by the Company in its treasury;

(iv)                              no shares of Common Stock were held by Subsidiaries of the Company;

(v)                                 1,919,900 shares of Common Stock were subject to outstanding Company Options;

(vi)                              11,278,926 shares of Common Stock were underlying outstanding Restricted Stock Units;

(vii)                           up to a maximum of 3,779,139 shares of Common Stock were underlying outstanding PSUs (calculated based on deemed maximum level performance achievement);

(viii)                        26,038,237 shares of Common Stock were reserved and available for issuance (or subject to issuance commitments) pursuant to the Company Equity Plans (excluding shares of Common Stock described in Sections 4.4(a)(v), 4.4(a)(vi) and 4.4(a)(vii));

(ix)                              up to a maximum of 1,300,000 shares of Common Stock were subject to outstanding purchase rights under the Company ESPP; and

(x)                                 (A) 2,462,312 shares of Common Stock were subject to or otherwise deliverable in connection with the outstanding 2020 Notes, (B) 21,314,445 shares of Common Stock were subject to or otherwise deliverable in connection with the outstanding 2022 Notes and (C) 7,006,485 shares of Common Stock were subject to or otherwise deliverable in connection with the outstanding 2023 Notes, in each case of clauses (A), (B) and (C), assuming that all of the outstanding Convertible Notes are exchanged or converted into shares of Common Stock.

(b)                                 From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no other Company Securities have been granted or issued, except (i) for shares of Common Stock issued pursuant to the vesting and settlement of Restricted Stock Units or PSUs, in each case, outstanding as of the Capitalization Date and in accordance with their terms and the terms of the relevant Company Plan or other written agreement, (ii) resulting from the exercise of Company Options or the exercise of purchase rights under the Company ESPP, in each case, outstanding as of the Capitalization Date and in accordance with their terms or (iii) resulting from the conversion, redemption or exchange of the Convertible Notes outstanding as of the Capitalization Date and in accordance with their terms.  As of the date of this Agreement, except as described in Section 4.4(a) and for any changes described in the immediately preceding sentence, (A) there are not outstanding or authorized any (1) shares of capital stock, other equity interests or other voting securities of the Company, (2) securities of the Company or any Subsidiary of the Company convertible into, exercisable for or exchangeable for, or the value of which is based upon the value of, shares of capital stock, other equity interests or voting securities of the Company, (3) shares of restricted stock, restricted stock units, options, warrants, calls, phantom stock, stock appreciation rights or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any Subsidiary of the Company to issue or sell, any capital stock, other equity interests, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or other equity interest or voting securities of the Company or (4) securities or rights issued by the Company or any of its Subsidiaries, in each case, that are derivative of, or provide economic benefit based on the value of, any capital stock, other equity interest or other voting securities of the Company (each of clauses (1) through (4), collectively, “Company Securities”) and (B) there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities or to issue, deliver or sell, or cause to be issued delivered or sold, any Company Securities.

(c)                                  All outstanding Shares, and all Shares reserved for issuance or subject to issuance commitments as noted in Section 4.4(a) or the Company Disclosure Letter, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights.  Except for the Convertible Notes, the Company Equity Awards, neither the Company nor any Company Subsidiary have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no voting trusts or other Contracts to which the Company or any Subsidiary of the Company is party with respect to the voting of any shares of Common Stock, other equity interest or other voting security in the Company or any Subsidiary of the Company.

(d)                                 The per share exercise price for each currently outstanding Company Option is equal to or greater than the per share fair market value of the underlying shares of Common Stock on the applicable grant date as determined in accordance with the applicable Company Equity Plan. Each Company Equity Award was granted under one of the Company Equity Plans.

(e)                                  Section 4.4(e) of the Company Disclosure Schedule sets forth as of the Capitalization Date a complete and accurate list of each outstanding Company Equity Award granted under any of the Company Equity Plans and: (i) the number of shares of Common Stock subject to such outstanding Company Equity Award, (ii) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award, (iii) the date on which such Company Equity Award was granted or issued, (iv) any applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof and (v) with respect to Company Options, the date on which such Company Option expires.

(f)                                   Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and non-assessable, and all such shares owned by the Company or a Subsidiary of the Company are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where any such failure to own any such shares free and clear has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)                                  No Subsidiary of the Company owns any shares of capital stock or other equity securities of the Company.

4.5                               Subsidiaries.  The Company or one of its wholly-owned Subsidiaries owns 100% of the outstanding equity of each Subsidiary of the Company.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, has not had, or would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries owns any material equity interest in, any Person (other than Subsidiaries of the Company) or has contractually agreed or committed to provide a material amount of funds (other than ordinary course accounts payable) to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person (other than Subsidiaries of the Company).

4.6                               SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has filed or furnished all forms, reports and other documents required to be filed by it with, or furnished to, the U.S. Securities and Exchange Commission (the “SEC”) since the Applicable Date (such documents filed or furnished since the Applicable Date and those filed or furnished by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments or supplements thereof, the “SEC Reports”). At the time it was filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder and (ii) did not, at the time it was filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) or, with respect to SEC Reports filed or furnished after the date of this Agreement, will not, subject to the last sentence of Section 4.18, contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The Company is and, since the Applicable Date, has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c)                                  Each of the consolidated financial statements contained in the SEC Reports filed with the SEC (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and any other adjustments described therein).

(d)                                 Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be disclosed on a balance sheet, except (i) as and to the extent set forth in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2019, including the notes thereto (the “Most Recent Company Balance Sheet”) and (ii) for liabilities and obligations (A) incurred since March 31, 2019 in the ordinary course of business consistent with past practice, (B) in the form of executory obligations under any Contract entered into by the Company since March 31, 2019 in the ordinary course of business consistent with past practice, (C) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the transactions contemplated hereby, (D) which have been discharged or paid in full prior to the date of this Agreement or (E) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports filed with the SEC, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 4.6(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX.

(f)                                   The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)                                  The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information (both financial and non-financial) that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Since the Applicable Date, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” and “material weaknesses”

in its internal controls over financial reporting, and (ii) any fraud or allegation of fraud that involves management or other employees who have a significant role in its internal control over financial reporting. Since the Applicable Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries, or their respective internal accounting controls, or any related material allegation regarding management or other employees who have a significant role in the Company’s internal control over financial reporting.

(h)                                 As of the date of this Agreement, (i) there are no outstanding unresolved comments with respect to the Company or the SEC Reports filed with the SEC noted in comment letters or, to the Knowledge of the Company, other correspondence received by the Company or its attorneys from the SEC and (ii) to the Knowledge of the Company, there are no pending or outstanding (A) formal or informal investigations of the Company by the SEC or (B) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(i)                                     The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

4.7                               Compliance With Laws; Permits.

(a)                                 Each of the Company and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Authority necessary for each of the Company or such Subsidiary to own, lease and operate its properties or to carry on its business as it is being conducted as of the date of this Agreement (the “Permits”), except where the failure to hold or to comply with, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Permits, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in conflict with, default under or violation of, any Law applicable to the Company or any such Subsidiary of the Company or by which any property or asset of the Company or any such Subsidiary of the Company is bound or affected, except for any conflicts, defaults or violations as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Since December 31, 2016, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has, directly or, knowingly, indirectly, taken any action which would cause them to be in violation of: (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any rules or regulations thereunder; and (ii) any other applicable anticorruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction applicable to the Company or its Subsidiaries (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Anti-Corruption Laws”).

(c)                                  Since December 31, 2016, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Representatives of the Company or any of its Subsidiaries, has, directly or, knowingly, indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, commission payment, discount, travel expense, or entertainment) to any of the following persons for the purpose of influencing any act or decision of such person in his official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such person to use his influence with a non-U.S. government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in clauses (i), (ii), (iii) and (iv), collectively, “Government Officials”); or (v) any other individual or entity while having actual knowledge that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(d)                                 Since December 31, 2016, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Representatives of the Company or any of its Subsidiaries (i) has been, nor is, a Sanctioned Person; (ii) has entered into any agreement, transaction, dealing or relationship with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory, except as permitted under applicable Sanctions; (iii) otherwise violated or been subject to penalties under applicable Sanctions; nor (iv) has violated applicable Ex-Im Laws.

(e)                                  There are no current, pending, or, to the Knowledge of the Company, threatened charges, proceedings, investigations, audits, or complaints against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries with respect to any Anti-Corruption Laws, Sanctions, Ex-Im Laws or any applicable anti-money laundering or anti-terrorist funding law or regulation of any country, except, in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                   Notwithstanding anything contained in this Section 4.7, no representation or warranty will be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.6 or in respect of environmental, Tax, employee benefits or labor matters.

4.8                               Material Contracts.

(a)                                 Section 4.8(a) of the Company Disclosure Schedule lists the following respective Contracts (other than any Company Plan or Company Equity Plan) in effect as of the date hereof (which shall be deemed to include all then-current material amendments, modifications and supplements whether or not specifically referenced thereon, provided that such material amendments, modifications and supplements were made available to Parent prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party (provided, however, that Section 4.8(a) of the Company Disclosure Schedule will be deemed to include, without requirement of listing, any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to any of the SEC Reports filed with the SEC prior to the date of this Agreement, other than any Company Plan or Company Equity Plan), such Contracts as are required to be set forth in Section 4.8(a) of the Company Disclosure Schedule, together with the Real Property Leases and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Material Contracts”:

(i)                                     all Contracts (excluding purchase orders issued in the ordinary course of business) under which the Company or any of its Subsidiaries was obligated to make purchases in excess of $20,000,000 during the 12-month period ended March 31, 2019;

(ii)                                  all Contracts (excluding purchase orders issued in the ordinary course of business) involving a customer or a distributor and that required payments to, or receipts by, the Company or any of its Subsidiaries in excess of $20,000,000 during the 12-month period ended March 31, 2019;

(iii)                               all material Contracts to which any Governmental Authority is a party or any material subcontract (at any tier) that to the Knowledge of the Company is for the purpose of fulfilling a contract or order from a Governmental Authority as the ultimate customer;

(iv)                              all Contracts that (A) materially limit or purport to materially limit the ability of the Company or any of its Subsidiaries, and, which upon the consummation of the Merger would materially limit or purport to materially limit the ability of Parent or any Subsidiary of Parent, to compete with any Person, in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, during any period of time or (B) subject the Company or any of its Subsidiaries and, which upon the consummation of the Merger would subject the Parent or any of its Subsidiaries, to any material “most-favored nation” pricing right, exclusivity or similar obligation;

(v)                                 any Contract providing for the disposition or acquisition by the Company or any of its Subsidiaries directly or indirectly (by merger, license or otherwise) of assets or equity ownership interests for consideration in excess of $35,000,000 (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or containing other material “earn-out” provisions or other material contingent payment obligations;

(vi)                              any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts in excess of $50,000,000 relating to indebtedness, other than (A) accounts receivables and payables and (B) loans to or guarantees for direct or indirect wholly owned Subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice;

(vii)                           all Contracts establishing or otherwise providing for revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form) that resulted in revenues for the Company or any of its Subsidiaries in excess of $10,000,000 during the 12-month period ended March 31, 2019;

(viii)                        all Contracts (excluding licenses for commercially available computer components or software that is generally available on nondiscriminatory pricing terms) under which the Company or any of its Subsidiaries is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of a third party (including any that is embodied in or necessary for the use of any Company Product as of the date of this Agreement) and which Contract is (i) material to the Company and its Subsidiaries, taken as a whole or (ii) includes any exclusive license or other similar exclusive right;

(ix)                              all Contracts (excluding non-exclusive licenses relating to sales of Company Products in the ordinary course of business or licenses for commercially available computer components or software that is generally available on nondiscriminatory pricing terms) under which the Company or any of its Subsidiaries has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of the Company or any of its Subsidiaries and which Contract (i) is material to the Company and its Subsidiaries, taken as a whole or (ii) includes any exclusive license or other similar exclusive right;

(x)                                 all Contracts that are not included in the foregoing Sections 4.8(a)(viii) or 4.8(a)(ix) (or in the exclusions identified in such clauses) that restrict the Company’s or any of its Subsidiaries’ rights with respect to Intellectual Property in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(xi)                              all Contracts entered into since December 31, 2016, in connection with the settlement or other resolution of any legal action that has any material continuing obligation, liability or restriction on the part of or which operates against the Company or any of its Subsidiaries; and

(xii)                           all Contracts that are not included in the foregoing Sections 4.8(a)(i) or 4.8(a)(ii) (or in the exclusions identified in such clauses) under which the Company and its Subsidiaries are obligated to make or receive payments in excess of $25,000,000 in the aggregate in fiscal year 2019.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, to the Knowledge of the Company, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), (ii) the Company or its applicable Subsidiary, as the case may be, is not in default under any Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Material Contract and (iii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract. As of the date of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts, including any material amendments, modifications and supplements thereto to the extent available in the Company’s and its Subsidiaries’ books and records.

4.9                               Absence of Certain Changes.

(a)                                 Since the date of the Most Recent Company Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice (except as contemplated or permitted by this Agreement). Since the date of the Most Recent Company Balance Sheet through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s prior written consent, would constitute a breach of the covenants set for in clauses (i), (v), (x) or (xii) of Section 6.1(b).

(b)                                 Since the date of the Most Recent Company Balance Sheet, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10                        Legal Proceedings.  As of the date of this Agreement, there is (a) no Action pending and (b) to the Knowledge of the Company, (i) no inquiry, audit or investigation by any Governmental Authority pending and (ii) no Action threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries that, in the case of either clause (a) or clause (b), has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Company, any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is subject to any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority, in each case that contains ongoing obligations that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11                        Employee Benefit Matters.

(a)                                 Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other material employee benefit plan, policy, program, or arrangement providing compensation or benefits, including bonus plans, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation, or deferred compensation arrangements, in each case, contributed to, sponsored or maintained by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has an obligation to contribute or any current or contingent liability or obligation, other than a plan, policy, program, or arrangement which is required to be maintained by applicable Law, as of the date of this Agreement for the benefit of any current, former or retired employee of the Company or any of its Subsidiaries (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(b)                                 With respect to each Company Plan set forth on Section 4.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the IRS, (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) for the most recent year the Form 5500.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded, operated, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, rules and regulations, (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (iii) no event has occurred and, no condition exists, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

(d)                                 No Company Plan provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws.

(e)                                  No Company Plan is, and none of the Company or any of its Subsidiaries has any obligation or liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA or a plan subject to Title IV of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)                                   Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) could (i) accelerate the time of payment, vesting, funding or increase the amount of compensation or benefits due, to any Company Employee under any Company Plan or otherwise, except as expressly provided in Section 3.2 of this Agreement, (ii) result in any breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any Company Plan or (iii) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which could result in the imposition of any Tax or penalty under Section 4999 of the Code.

(g)                            Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(h)                           Notwithstanding anything in this Section 4.11, no Company Plan maintained for the benefit of current or former employees or individual service provides of the Company or any of its Subsidiaries outside of the United States is a defined benefit plan or has any unfunded or underfunded liabilities except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)                                     Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.11 and Sections 4.9, 4.12 and 4.15 are the sole and exclusive representations and warranties of the Company with respect to the Company Plans, ERISA and employee benefits matters and no other representation or warranty of the Company contained herein shall be construed to relate to the Company Plans or ERISA (including their compliance with any applicable Law) or any other employee benefit matters.

4.12                        Labor.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company or any of its Subsidiaries as of the date hereof.  As of the date hereof, there are no material labor strikes, material work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor and employment, including terms and conditions of employment, immigration, workers’ compensation, layoffs, compensation and benefits, wages and hours and overtime exemption classifications and (b) there are no (i) unfair labor practice charges or complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) to the Knowledge of the Company, union organizing efforts regarding any Company Employees or (iii) liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied.  As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened actions or proceedings against the Company or any of its Subsidiaries relating to current or former employees or labor or employment practices, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.12 and Section 4.9 are the sole and exclusive representations and warranties of the Company with respect to labor and employment matters and no other representation or warranty of the Company contained herein shall be construed to relate to labor and employment matters (including their compliance with any applicable Law).

4.13                        Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its Subsidiaries which are material to the Company and its Subsidiaries, taken as a whole, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its Subsidiaries operate and (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof.

4.14                        Real Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company’s Subsidiaries on the Most Recent Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Liens other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company’s Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b)                                 Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or any of its Subsidiaries (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens. None of the Owned Real Property is subject to any leases, tenancies or occupancies other than that of the Company or the Company’s Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Owned Real Property are reasonably adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

(c)                                  Section 4.14(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material leases and subleases in respect of real property (which shall be deemed to include all then-current material amendments, modifications and supplements whether or not specifically referenced thereon, provided that such amendments, modifications and supplements were made available to Parent prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party, as lessee (“Real Property Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the fixtures and other improvements located on the premises subject to the Real Property Leases are reasonably adequate and suitable for the purpose of conducting the Company’s business as presently conducted, and neither the Company nor any of its Subsidiaries is in breach or default under any Real Property Lease to which it is a party.

4.15                        Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 The Company and each of its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) have paid all Taxes (as defined below) required to be paid, and withheld and remitted to the appropriate Governmental Authority all Taxes required to be withheld, whether or not shown as due on such filed Tax Returns; and (iii) have no outstanding waivers of any statute of limitations with respect to Taxes or agreements to any extension of time with respect to a Tax assessment or deficiency.

(b)                                 No Tax audits, examinations, investigations or other proceedings with respect to any Tax liability of the Company or any of its Subsidiaries are currently pending.

(c)                                  There are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided.

(d)                                 Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e)                                  Neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (ii) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries) or (iii) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(f)                                   No unresolved written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)                                  Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.15, and in Sections 4.9 and 4.11, are the sole and exclusive representations and warranties of the Company with respect to Taxes and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes (including their compliance with any applicable Law).

4.16                        Intellectual Property.

(a)                                 Section 4.16(a) of the Company Disclosure Schedule contains a list as of the date hereof of all material Owned Registered Intellectual Property.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, (A) all of the Owned Intellectual Property, including each item of Owned Registered Intellectual Property, is exclusively owned by the Company or a Subsidiary of the Company free and clear of all Liens (other than (i) Permitted Liens, (ii) Company Product Sales Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business, (iv) Contracts set forth on Section 4.8(a)(ix) of the Company Disclosure Schedule and (v)  Immaterial Trademark Licenses) and (B) the Company and its Subsidiaries own, or have a valid right to use, all material Intellectual Property used or held for use, or that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each item of material Owned Registered Intellectual Property is, to the Knowledge of the Company, valid and subsisting. None of the Company or any of its Subsidiaries has received any written notice within the past two (2) years from the date of this Agreement directed to the Company or any of its Subsidiaries challenging the legality, patentability, validity, enforceability, use or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to Registered Intellectual Property applications) of any Owned Registered Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 To the Knowledge of the Company, (i) the operation by the Company and its Subsidiaries of their businesses is not, and was not since the Applicable Date, infringing, misappropriating or otherwise violating the Intellectual Property rights of any person and (ii) no Owned Intellectual Property is being, to the Knowledge of the Company, misappropriated, infringed or otherwise violated by any third party, in each case, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any person since the Applicable Date alleging the same.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have taken commercially reasonable measures to protect the Company’s or such Subsidiary’s rights in the material Trade Secrets owned by the Company or such Subsidiary and other material Owned Intellectual Property, including by requiring employees, consultants and contractors who have been involved in the development of Intellectual Property for the Company or its Subsidiaries to execute confidentiality agreements and assign sole ownership of such Intellectual Property to the Company or its Subsidiaries (except where such rights arise by operation of Law and sole ownership of such Intellectual Property automatically vests in the Company or any of its Subsidiaries under applicable Law).

(f)                                   To the Knowledge of the Company, no material Owned Intellectual Property was developed using any facilities or resources of universities or other academic institutions or under any Contract with any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)                                  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws with respect to the security of their information technology systems, and (ii) to the Knowledge of the Company, there have been no breaches, outages or violations of the same, or of any other sensitive or personal information or Trade Secrets in their possession or control.

(h)                                 Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.16 and in Section 4.3 (No Conflicts; Governmental Approvals), Section 4.7 (Compliance With Laws; Permits), Section 4.8 (Material Contracts), Section 4.9 (Absence of Certain Changes), and Section 4.10 (Absence of Litigation) are the sole and exclusive representations and warranties of the Company with respect to Intellectual Property, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property.

4.17                        Environmental Matters.

(a)                                 The Company and each of its Subsidiaries is, and since December 31, 2016 has been in compliance with all applicable Environmental Laws, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries are contaminated with any Hazardous Substance above cleanup levels established by Governmental

Authorities pursuant to, or so as would give rise to liability or obligation under, Environmental Laws that require remediation by the Company or any of its Subsidiaries and (ii) since December 31, 2016 (or earlier if unresolved), neither the Company nor any of its Subsidiaries has received any written notice, Order, letter or request for information stating that it may be in violation of or liable under any Contract, or pursuant to Environmental Law, including for any contamination by Hazardous Substances above cleanup levels established by Governmental Authorities pursuant to Environmental Laws that require remediation at any site.

(c)                                  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries possesses and is in compliance with all Permits, licenses and other authorizations required under any applicable Environmental Law for the operation of its respective businesses (“Environmental Permits”), and, as of the date hereof, no suspension or cancellation of, or declination to renew, any of the Environmental Permits is pending or, to the knowledge of the Company, threatened in writing.

(d)                                 Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim, suit or proceeding arising under or pursuant to Environmental Laws is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No condition exists at or on any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, and there has been no release or disposal of or exposure of any Person to any Hazardous Substances, in each case that has given or would give rise to any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  The Company and its Subsidiaries have furnished to Parent complete copies of all material environmental reports pertaining to their current or former business or properties, including the most recent Phase I and Phase II environmental site assessments for each of the Owned Real Property, that are in the Company’s or its Subsidiaries’ possession.

(f)                                   Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Sections 4.3, 4.6, 4.8, 4.9 and this Section 4.17 are the sole and exclusive representations and warranties of the Company with respect to Environmental Laws, Hazardous Substances and Environmental Permits, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Laws, Hazardous Substances and Environmental Permits (including their compliance with any applicable Law).

4.18                        Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.  The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding anything to the contrary, the Company makes no representation or warranty with respect to any information in the Proxy Statement, or statement made in the Proxy Statement based on information, in either case, supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

4.19                        Opinion of Financial Advisor.  Morgan Stanley & Co. LLC (the “Financial Advisor”) has delivered to the Company Board an oral opinion (to be confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of Common Stock (other than holders of the Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view to such holders.

4.20                        Takeover Statutes.  Assuming the accuracy of the representations and warranties contained in Section 5.8, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

4.21                        No Brokers.  Except for fees payable to the Financial Advisor or to other Persons listed on Section 4.21 of the Company Disclosure Schedule and disclosed to Parent in writing, no agent, broker, investment banker, financial advisor or finder is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

4.22                        Affiliate Transactions.  Other than compensation payable to officers and directors and employee expense reimbursement obligations and to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing or proposed Contracts, transactions, indebtedness or other arrangements between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or employees of the Company or its Subsidiaries, that are not themselves the Company or a Subsidiary of the Company, on the other hand.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that, except as set forth on the corresponding sections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item or matter in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the application or relevance of such item or matter is reasonably apparent on its face:

5.1                               Organization, Standing and Power.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has furnished or otherwise made available to the Company prior to the date hereof, a complete and correct copy of the certificate of incorporation, bylaws or comparable documents of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

5.2                               Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly approved by the Board of Directors of Merger Sub and the execution, delivery and performance of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the respective boards of directors or equivalent bodies of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent (directly or through its Subsidiaries) will cause the sole stockholder of Merger Sub to adopt this Agreement in its capacity as sole stockholder of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize, adopt or approve this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3                               No Conflicts; Governmental Approvals.

(a)                                 The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) below have been obtained, and all filings described in Section 5.3(b) have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and similar requirements in non-U.S. countries under applicable Antitrust Laws, (iii) the filing of a joint voluntary notification to CFIUS pursuant to the DPA by Parent, Merger Sub and the Company, (iv) compliance with the applicable requirements of NASDAQ, (v) the signing and filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4                               Vote / Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.  The adoption of this Agreement by a Subsidiary of Parent as the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

5.5                               Legal Proceedings.  As of the date of this Agreement, there is (a) no Action pending and (b) to the Knowledge of the Parent, (i) no inquiry, audit or investigation by any Governmental Authority pending and (ii) no Action threatened in writing against Parent or Merger Sub or any of their respective Subsidiaries, or any property or asset of Parent or Merger Sub or any of their respective Subsidiaries that, in the case of either clause (a) or clause (b), has had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, none of Parent or Merger Sub or any of their respective Subsidiaries or any property or asset of Parent or Merger Sub or any of their respective Subsidiaries is subject to any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority, in each case that contains ongoing obligations that have had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.6                               Operations and Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 5,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature, directly or indirectly, other than (i) as expressly contemplated herein or in any other document related to this transaction and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

5.7                               Sufficient Funds; Financing.  Parent and Merger Sub on the Closing Date will have sufficient cash, available lines of credit or other sources of immediately available funds to make the Closing Date Payments.  Each of Parent and Merger Sub agrees and affirms that is it not a condition to the Closing or to any of its obligations under this Agreement (including its obligations to consummate the transactions contemplated hereby) that Parent or Merger Sub obtain any financing for, or related to, any of the transactions contemplated by this Agreement.  Parent has delivered to the Company a true, complete and correct copy of the senior facilities agreement, dated as of June 3, 2019 between, among others, Parent and Bank of America Merrill Lynch International Designated Activity Company, Credit Suisse International, J.P. Morgan Securities PLC and J.P. Morgan Europe Limited, as agent (other than Parent, the “Debt Financing Sources”) (including all exhibits, schedules and annexes thereto, and any executed fee letter associated therewith redacted in a manner as described below, collectively, the “Debt Agreement”), pursuant to which the Debt Financing Sources have committed, subject only to the satisfaction of the terms and conditions set forth therein (the “Debt Financing Conditions”), to provide debt financing to Parent and Merger Sub in the aggregate amounts set forth therein (the “Financing”) for the purposes of funding the Closing Date Payments.  The Debt Agreement has not been amended, supplemented or modified prior to the date of this Agreement, and as of the date of this Agreement, the respective commitments contained in the Debt Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is pending.  Except for any fee letter referred to above (a complete copy of which has been provided to the Company, with only fee amounts and the economic terms related to any market flex provisions contained therein redacted in a customary manner (provided that Parent represents and warrants that the redactions in any such fee letters do not relate to the imposition of any new conditions (or the modification or expansion of any existing Debt Financing Conditions) with respect to the Financing, any reduction in the amount of the Financing or otherwise relate to the termination or enforceability or availability of the Financing)) and customary engagement letters with respect to the Financing, there are no side letters or Contracts to which Parent or Merger Sub or any of their Affiliates is a party related to the provision, funding or investing, as applicable, of the Financing or the transactions contemplated hereby other than as expressly set forth in the Debt Agreement delivered to the Company prior to the date hereof.  Parent has fully paid any and all commitment fees or other fees in connection with the Debt Agreement that are payable on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date.  As of the date hereof, the Debt Agreement is in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the knowledge of Parent, each of the other parties thereto, subject to the Bankruptcy and Equity Exception, and Parent is not aware of any fact or occurrence existing on the date hereof that would or would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Agreement inaccurate or that would or would reasonably be expected to cause the Debt Agreement to be ineffective.  There are no conditions or other contingencies related to the provision, funding or investing of the full amount of the Financing (including pursuant to any market flex provisions in the fee letter or otherwise), other than the Debt Financing Conditions as expressly set forth in the Debt Agreement delivered to the Company prior to the date hereof.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Debt Agreement, (ii) constitute a failure to satisfy a Debt Financing Condition on the part of Parent or any other party thereto under the Debt Agreement or (iii) result in any portion of the amounts to be provided, funded or invested in accordance with the Debt Agreement being unavailable on the Closing Date.  As of the date hereof, Parent has no reason to believe that any of the Debt Financing Conditions to the Financing contemplated by the Debt Agreement will not be satisfied or that the full amount of the Financing will not be made available to Parent in full on the Closing Date, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such Debt Financing Conditions not to be satisfied or the full amount of the Financing not to be made available to Parent in full on the Closing Date.  When funded in accordance with the Debt Agreement, the net proceeds of the Financing contemplated by the Debt Agreement, together with cash (including any Additional Financing Proceeds), available lines of credit or other sources of immediately available funds of Parent will, in the aggregate, provide funds to Parent sufficient to consummate the transactions contemplated hereby, including the making of all Closing Date Payments.

5.8                               Ownership of Shares.  None of Parent, Merger Sub or any of their respective Affiliates or Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or Company Securities or any other securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

5.9                               Proxy Statement.  None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding anything to the contrary, Parent and Merger Sub make no representation or warranty with respect to any information in the Proxy Statement, or statement made in the Proxy Statement based on information, in either case, supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

5.10                        Certain Arrangements.  As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates (including any Representatives of the foregoing) has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, or authorized, committed or agreed to enter into any with any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement.

5.11                        Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents and other information and materials provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management or officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the specific representations and warranties of the Company expressly contained in Article IV and that any and all other representations and warranties (express or implied) are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives or any other Person has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives or any other Person with respect thereto.

5.12                        No Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

ARTICLE VI
COVENANTS

6.1                               Conduct of Business of the Company Pending the Closing.

(a)                                 During the Interim Period, except (i) as set forth in Section 6.1 of the Company Disclosure Schedule, (ii) as required by applicable Law or Contract, (iii) as otherwise expressly contemplated or required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to: (A) conduct its and their respective businesses in the ordinary course of business in all material respects and (B) to the extent consistent with the foregoing, use commercially reasonable efforts to preserve intact in all material respects its and their present business organizations and preserve in all material respects its and their present relationships with their material customers and material suppliers; provided that for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by Section 6.1(b).

(b)                                 During the Interim Period, except (i) as set forth in Section 6.1 of the Company Disclosure Schedule, (ii) as required by applicable Law or Contract, (iii) as otherwise expressly contemplated or required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause its Subsidiaries not to:

(i)                                     declare, set aside or pay any dividends on or make any distribution with respect to Company Securities or the outstanding shares or other equity or voting interests in any Company Subsidiary (whether in cash, assets, Company Securities or shares or other securities of the Company or any of its Subsidiaries), except (A) the declaration and payment by the Company of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.11 per share of its outstanding Common Stock, and (B) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(ii)                                  split, combine, reduce or reclassify any of its capital stock or any Company Securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)                               except as required by the terms of any Company Plan existing and disclosed as of the date of this Agreement:

(A)                               grant or provide any retention or change in control bonus payments or benefits to any Company Employee, except (1) as required pursuant to the terms of any Company Plan existing and disclosed as of the date of this Agreement and (2) performance bonuses in the ordinary course of business consistent with past practice (including the payment of the Company’s quarterly incentive plan bonuses);

(B)                               grant or provide any severance payments or benefits to any Company Employee, except as required pursuant to the terms of any Company Plan existing and disclosed as of the date of this Agreement (including, with respect to employees, severance pursuant to the Company’s disclosed generally applicable severance policies existing as of the date of this Agreement or as required pursuant to applicable Law);

(C)                               increase or commit to increase the cash, benefits, equity or other compensation payable or to become payable to any Company Employee, other than, solely with respect to employees with annual base compensation of less than $300,000, increases in annual base compensation and, target incentive cash compensation in amounts that are in the ordinary course of business consistent with past practice (it being understood that (i) whether increases are considered made in the “ordinary course of business” shall take into account the geographic location in which the employee works and (ii) payment of bonuses and other incentive compensation as required pursuant to the terms of Company Plans existing and disclosed as of the date of this Agreement or in connection with any new hires as described in Section 6.1(b)(iii)(G) shall not be considered to be an increase in compensation or benefits payable);

(D)                               establish, adopt, enter into, amend or terminate any collective bargaining agreement or other Contract with any union, works council or other labor organization or voluntarily recognize any union, works council or other labor organization as the bargaining representative of any Company Employees;

(E)                                establish, adopt, enter into, terminate or amend any Company Plan (or any arrangement that would be a Company Plan if in effect on the date hereof), other than ordinary course renewals of or modifications to Company Plans that are health or welfare benefit plans in connection with an open enrollment period and in the ordinary course of business consistent with past practice;

(F)                                 take any action to accelerate the vesting or payment date of any Company Equity Awards or accelerate the vesting or payment of any compensation or benefits, or the funding of any compensation or benefits, payable or to become payable under a Company Plan or otherwise (other than acceleration as required by the terms hereof);

(G)                               hire or retain any person for employment with the Company or any Subsidiary of the Company with annual base compensation in excess of $300,000 or terminate any individual with annual base compensation in excess of $300,000, other than terminations for “cause” or due to permanent disability; provided, that, the Company and any of its Subsidiaries may hire any person with annual base compensation in excess of $300,000 for employment (including by means of internal promotion) to fill any currently existing position that is vacant as of the date of this Agreement and is set forth on Section 6.1(b)(iii)(G) of the Company Disclosure Schedule;

provided; however, that, notwithstanding the foregoing provisions of this Section 6.1(b)(iii) but without limiting any of the other exceptions contained in this Section 6.1(b)(iii), solely with respect to employees with annual compensation of less than $300,000, the Company and its Subsidiaries will be permitted to engage in compensation reviews and make adjustments to employee salary or wage rates, bonus, and employee benefits, in each case, in the ordinary course of business consistent with past practice (taking into account the geographic location in which the applicable employee works);

(iv)                              make any material change in its financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by Law, GAAP or SEC policy;

(v)                                 enter into an agreement providing for the acquisition, directly or indirectly (including by merger, consolidation, or acquisition of shares or assets or any other business combination) of any corporation, partnership, other business organization or any division thereof, except for (A) transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, (B) purchases of equipment or inventory in the ordinary course of business or pursuant to existing Contracts that have been disclosed to Parent prior to the date of this Agreement or (C) transactions not exceeding $5,000,000 individually or $10,000,000 in the aggregate;

(vi)                              amend or otherwise change the Certificate of Incorporation or the Bylaws, or amend or otherwise change in any material respect, the certificate of incorporation or bylaws or other applicable governing instruments of any Subsidiary of the Company;

(vii)                           issue, deliver, grant, sell, pledge, dispose of or encumber, or subject to any Lien (other than Permitted Liens) any Company Securities or any shares or voting securities or other equity interests of any Subsidiaries of the Company or any securities convertible into, exchangeable for or exercisable for any Company Securities or any such shares or voting securities, or any rights, warrants or options to acquire any Company Securities or any such shares or voting securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except (i) as permitted by Section 6.1(b)(iii) or by Section 6.1(b)(ix), (ii) for issuances of shares of Common Stock in respect of (A) the exercise of purchase rights under the Company ESPP, upon exercise of Company Options, or the vesting and settlement of Restricted Stock Units and PSUs, in each case, in accordance with their respective terms, the terms of the applicable Company Plan as disclosed to Parent and the terms of this Agreement, in each case, as in effect as of the date hereof, or (B) the conversion, redemption or exchange of any Convertible Note and (iii) for transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(viii)                        directly or indirectly, purchase, redeem or otherwise acquire any Company Securities or any shares in the capital stock or any rights, warrants or options to acquire any such shares in the capital stock of any Subsidiary of the Company, except for (A) acquisitions of Company Securities (including shares of Common Stock) tendered by holders of Company Equity Awards (or withheld by the Company) in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by the Company of Company Equity Awards in connection with the forfeiture or cancellation of such awards, (C) any repurchases or other transactions required under the terms of the Convertible Notes or Convertible Notes Indentures (or otherwise in connection with the settlement of the Convertible Notes as provided herein), as applicable, and (D) transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(ix)                              redeem, repurchase, prepay (other than prepayments of revolving or term loans), incur, assume, guarantee or otherwise become liable for, or amend in any material respects the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except (A) any indebtedness among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company (and guarantees by the Company or the Company’s Subsidiaries in respect thereof), (B) borrowings in connection with or permitted by the Credit Facility or other indebtedness or guarantees incurred in the ordinary course of business pursuant to letters of credit or otherwise in an aggregate amount not to exceed $5,000,000, (C) any commodity or currency sale, swap or hedging arrangements that can be terminated on 90 days or less notice without penalty or other loss or cost and are entered into in the ordinary course of business, (D) in connection with the refinancing of any outstanding indebtedness at anticipation of its maturity and only as set forth on Section 6.1(b)(ix) of the Company Disclosure Schedule, and (E) any other indebtedness in an amount not to exceed $25,000,000 in aggregate principal amount;

(x)                                 sell, lease, license, transfer, abandon, permit to lapse, exchange, swap or otherwise dispose of, or subject to any Lien (except for Permitted Liens or as permitted by Section 6.1(b)(ix)), any of its properties or assets, except for (A) sales of inventory, equipment or Company Products, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) non-exclusive licenses of Intellectual Property in the ordinary course of business, (C) transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (D) transactions with respect to properties or assets (other than (1) Intellectual Property and (2) any corporation, partnership, other business organization or any division thereof or any other business) that have a value less than $5,000,000 individually or $10,000,000 in the aggregate; provided, that the Company shall notify Parent in advance of entering into any Contract related to, or consummating, any transactions conducted pursuant to clause (D) above that have a value in excess of $2,000,000 individually;

(xi)                              settle, pay, discharge or satisfy any material Actions other than (i) Transaction Litigation as permitted by Section 6.16, (ii) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Most Recent Company Balance Sheet as they become due or (iv) those that do not (A) impose any injunctive relief on the Company or any of its Subsidiaries and (B) involve the payment by the Company or its Subsidiaries of money greater than $5,000,000 individually or $10,000,000 in the aggregate;

(xii)                           other than in the ordinary course of business, as required by applicable Law or GAAP, (A) make any material change to any method of Tax accounting, (B) make or change any material Tax election, (C) surrender any claim for a material refund of Taxes, (D) enter into any closing agreement with respect to any material Taxes or (E) settle or compromise any material Tax liability; or

(xiii)                        (A) terminate (other than an expiration in accordance with its terms), materially modify or amend, or expressly waive any material rights or claims under, any Material Contract in a manner which is materially adverse to the Company, other than in the ordinary course of business, or (B) enter into any Contract that, if entered into prior to the date hereof, would be (1) a Material Contract of the type described in Section 4.8(a)(iv) (other than such Contracts that contain “most-favored nation” pricing rights to the extent such Contract and right are entered into in the ordinary course of business) or (2) a Material Contract (other than a Material Contract of the type addressed by the immediately preceding subclause (B)(1)), other than in the ordinary course of business;

(xiv)                       merge or consolidate the Company or any of its Subsidiaries with any other Person (other than any such merger or consolidation of a wholly owned Subsidiary of the Company with another wholly owned Subsidiary of the Company);

(xv)                          make any capital contributions or investments (including through any loans or advances) in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) of more than $2,000,000 individually or $5,000,000 in the aggregate;

(xvi)                       make or authorize any payment of, or commitment for, capital expenditures in any period that would exceed the amount set forth for such period in Section 6.1(b)(xvi) of the Company Disclosure Schedule; or

(xvii)                    agree, authorize or commit to do any of the foregoing actions described in Section 6.1(b)(i) through Section 6.1(b)(xvi).

(c)                                  Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give or be deemed to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.  The failure of the Company or any of its Subsidiaries to take any actions prohibited by this Section 6.1 shall not be a breach of this Agreement.

(d)                                 Each of Parent, Merger Sub and the Company agrees that, during the Interim Period, it shall not (and shall cause each of its controlled Affiliates not to), directly or indirectly, take any action (including any action with respect to a third party) that, in either case, would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder.

(e)                                  Notwithstanding the foregoing provisions of this Section 6.1, any covenant of the Company to cause its Subsidiaries to take or refrain from taking any actions hereunder shall, with respect to its Subsidiaries listed on Section 6.1(e) of the Company Disclosure Schedule (“Non-Controlled Subsidiary”), be deemed to be a covenant of the Company to use reasonable best efforts to cause such Non-Controlled Subsidiary to take or refrain from taking such action, which efforts shall be limited to the exercise of management, voting, consent or similar rights available to the Company or any other Subsidiary of the Company under any existing organizational document or other Contract with respect to the ownership interest in such Non-Controlled Subsidiary.

6.2                               Access to Information.

(a)                                 During the Interim Period, to the extent permitted by applicable Law and subject to Section 6.5(b), the Company shall, and shall cause each of its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their properties, offices, books, personnel and records.  Notwithstanding the foregoing, the Company shall not be required by this Section 6.2 to provide Parent or its Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (ii) the disclosure of which would reasonably be expected to violate or conflict with any Law, including Antitrust Laws, (iii) that is subject to any attorney-client, attorney work product or other legal privilege or (iv) that would result in the disclosure of any Trade Secrets of the Company or any third parties; provided, that in the case of each of clauses (i), (iii) and (iv), to the extent reasonably requested by Parent, the Company shall use its commercially reasonable efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent. Parent will reasonably minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.  During the

Interim Period, neither Parent nor Merger Sub shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any or no reason).  Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries from and against all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties that may be incurred by any of them arising out of or related to the provision of the access rights described in this Section 6.2, including the use, storage or handling of any personally identifiable information relating to employees, suppliers or customers or other business relationships of the Company or its Subsidiaries.

(b)                                 The Company may elect to limit, or cause any of its Subsidiaries to limit, disclosure of any information to certain Persons designated, at the request of the Company, as a “clean team” of Parent (which Persons must be acceptable to the Company), and materials provided pursuant to this Section 6.2 may be redacted (i) to remove references concerning the valuation of the Company and the Merger and other confidential information, (ii) to remove pricing information or other information deemed competitively sensitive by outside counsel to the Company, (iii) as necessary to comply with contractual arrangements and (iv) as necessary to address privilege concerns.  Without limiting the terms of Section 6.5(b), Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.2 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

6.3                               Consents.  Each of Parent, Merger Sub and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective commercially reasonable efforts to obtain all consents and approvals set forth on Section 6.3 of the Company Disclosure Schedule; provided, however, that (a) no party shall be obligated to, and the Company shall not be obligated to cause its Subsidiaries to, pay any (i) fees, costs or expenses in connection therewith (other than immaterial administrative or legal costs and expenses) or (ii) consideration to any third party from whom any such consent or approval is requested under any Contract and (b) the consent of Parent shall be required with respect to any amendment or modification to any Contract for the purposes of obtaining any such consent or approval that is adverse in any material respect to Parent, Merger Sub, the Company or any of its Subsidiaries following the Closing; provided further, that each of the parties acknowledges and agrees that obtaining any such consent or approval shall not be a condition to Closing.

6.4                               Further Action; Efforts.

(a)                                 Subject to Section 6.3, without limiting any other covenant in this Agreement (including the obligations of Parent and Merger Sub set forth in this Section 6.4 and Section 6.12), each of the Company, on the one hand, and Parent and Merger Sub, on the other, agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to (i) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  Subject to appropriate confidentiality protections, each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)                                 Each Party will use its best efforts to, and, in the case of Parent, cause each of its Subsidiaries and Affiliates (collectively, the “Parent Group”) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the undertakings pursuant to this Section 6.4, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide or cause to be provided (including by (i) their “ultimate parent entities” as that term is defined in the HSR Act and (ii) their other Affiliates) as promptly as practicable to any applicable Governmental Authority information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including (i) filing any notification and report form and related material required under the HSR Act no later than ten (10) Business Days after the date hereof, (ii) filing information and documents required under any other Antitrust Law enforced by any Governmental Authority regarding pre-acquisition notifications for the purpose of competition reviews as promptly as practicable following the date of this Agreement, and, in each case, thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act (and any other Antitrust Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), (iii) making a draft joint voluntary notice to CFIUS in accordance with the DPA as promptly as practicable after the date of this Agreement, (iv) making a final joint voluntary notice to CFIUS in accordance with the DPA as promptly as practicable after receipt of confirmation that CFIUS has no further comment to the draft filing, and (v) as promptly as practicable providing any information requested by CFIUS or its member agencies in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement, and in any event within the timeframes set forth in the DPA as extended, if applicable.  Parent shall use reasonable best efforts to cause (and shall cause its “ultimate parent entity” as that term is defined in the HSR Act to cause) the filings under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Neither Parent nor Merger Sub shall, on more than one occasion, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act or take any similar action with respect to any filing made with, or notice to (including the joint voluntary notice to CFIUS), any Governmental Authority, in each case, without prior written approval from the Company.

(c)                                  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(b) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or in order to obtain CFIUS Clearance (as applicable), (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information reasonably required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any written or substantive oral communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), CFIUS or its member agencies or any other U.S. or foreign Governmental Authority and of any written or substantive oral communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between such Party and the FTC, the DOJ, CFIUS or its member agencies, or any other Governmental Authority with respect to the transactions contemplated by this Agreement (excluding personal identifier information and any internal documents submitted with any application or other filing made pursuant to the HSR Act or any other Antitrust Law, and with due regard for customary information exchange protocols); (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, CFIUS or its member agencies, or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, and in any event when applicable within the timeframes set forth in the DPA as extended, if applicable; and (v) consult with each other reasonably in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ, CFIUS or its member agencies, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.  No Party shall independently participate in any meeting or communication with respect to the transactions contemplated by this Agreement with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to Sections 6.4(b) or 6.4(c) without giving the other Parties’ sufficient and reasonable prior notice of the meeting to the extent practicable and, to the extent practicable and permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting or communication; provided, however, that the requirements of this provision shall not apply to any portion of a meeting or discussion between Parent or its Representatives, on the one hand, and any Governmental Authority, on the other hand, solely to the extent such a meeting or communication relates only to Parent confidential business information. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the Parties, control and direct all communications and strategy in dealing with any Governmental Authority under the HSR Act or other Antitrust Laws, or in connection with CFIUS or any of its member agencies; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(d)                                 In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, take any and all steps necessary to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or in order to obtain CFIUS Clearance and (ii) avoid the entry of, effect the dissolution of, and, except if issued pursuant to the DPA, have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, in each case, so as to enable the Parties to close the contemplated transactions as expeditiously as practicable (but in no event later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses (collectively “Assets”) of the Company or its Subsidiaries or any interest therein, (B) otherwise taking or committing to take actions that would limit Parent’s, Parent’s Subsidiaries, Parent’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any Assets of the Company or its Subsidiaries or any interest or interests therein, and (C) providing assurances of continuing supply of products directly or indirectly to the United States Government (the matters described in this sentence, individually and collectively, “Remedy Actions”). Notwithstanding anything to the contrary set forth in this Agreement, in no event shall anything in this Agreement require, or be construed to require, Parent or its Affiliates or Subsidiaries to take, or propose or agree to take, any Remedy Actions (and the Company and its Subsidiaries shall not take, or agree to take, any Remedy Actions, without the prior written consent of Parent) (1) that, individually or in the aggregate with all other Remedy Actions, would, or would be reasonably expected to, have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (2) with respect to Parent’s or its Affiliates’ or Subsidiaries’ Assets (excluding, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries after the Effective Time).

(e)                                  Subject to the obligations under Section 6.4(d), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority (other than CFIUS or any of its member agencies) or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Company must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(f)                                   From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all applicable Antitrust Laws, (ii) all approvals under applicable Antitrust Laws are obtained and (iii) the consents required pursuant to this Section 6.4 are obtained, neither Parent nor Merger Sub nor any of their Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (A) hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act, obtaining the approvals required under other such applicable Antitrust Laws, obtaining of the consents or clearances required pursuant to this Section 6.4, or any consents or clearances of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (C) increase the risk of not being able to remove any such order on appeal or otherwise.

(g)                                  Notwithstanding anything herein to the contrary, commercially and/or competitively sensitive information and materials of a Party may, at the election of a providing Party, be provided to the other Party on an outside antitrust or CFIUS counsel-only basis while, to the extent feasible and reasonable, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

6.5                               Publicity; Confidentiality.

(a)                                 The initial press release regarding the Merger shall be a joint press release of the Parties.  Except in connection with (i) a Change of Recommendation or an Acquisition Proposal, (ii) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby or (iii) a press release or other public statement that is (A) consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate, thereafter or (B) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (or, in the case of the Company, by the fiduciary duties of the Company Board as reasonably determined by the Company Board or, in the case of Parent, by the fiduciary duties of the Management Board of Parent as reasonably determined by the Management Board of Parent), in each case, as determined in the good faith judgment of the Party proposing to make such release, unless a Change of Recommendation has occurred, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto.  Notwithstanding the foregoing, (1) the Company may, without any consultation with Parent, make communications in support of the Merger and/or the transactions contemplated hereby and solicit proxies from the Company’s stockholders and (2) Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements in clauses (1) and (2) consist solely of information previously disclosed in all material respects and consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, in each case, to the extent such disclosure is still accurate at the time of such statement.

(b)                                 Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated April 30, 2019, between the Company and Parent (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect each in accordance with its terms; provided that (i) the Confidentiality Agreement is hereby amended, as applicable, to permit the inclusion of all potential sources of equity, debt or other financing in the term “Representatives” as such term is defined therein, and (ii) any explicit or implicit lockup or standstill restrictions contained in the Confidentiality Agreement shall be terminated as of the date of this Agreement.

6.6                               Acquisition Proposals.

(a)                                 Certain Restrictions.

(i)                                     Except as permitted by Section 6.6(b) or Section 6.6(d), during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to and shall direct its and their Representatives not to on behalf of the Company or its Subsidiaries, (A) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in, any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information to, any Person in connection within any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than informing any Person of the existence of the provisions of this Section 6.6), (C)  publicly endorse or recommend, or propose publicly to endorse or recommend, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (D) execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement or any letter of intent, memorandum of understanding or agreement in principle relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) or approve any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (E) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) in a manner adverse to Parent, the Recommendation or fail to include the Recommendation in the Proxy Statement; (F) take formal action or make any recommendation in connection with a tender offer or exchange offer relating to securities of the Company other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act; (G) if a tender offer or exchange offer that relates to the securities of the Company is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company within ten (10) Business Days after the commencement thereof; (H) following an Acquisition Proposal becoming publicly known, fail to publicly reaffirm the Recommendation within ten (10) Business Days after receipt of a written request by Parent to so reaffirm, provided that the Company and its Representatives shall have no obligation to reaffirm the Recommendation more than once with respect to any publicly known Acquisition Proposal (with modification to the financial terms thereof or any other material term thereof constituting a new Acquisition Proposal); or (I) resolve, publicly propose or agree to do any of the foregoing (any act described in clauses (C), (D), (E), (F), (G), (H) or this clause (I) (to the extent related to the actions described in the forgoing clauses (C), (D), (E), (F), (G) or (H)), a “Change of Recommendation”); provided, however, that it is understood and agreed that any determination or action by the Company Board to the extent permitted under Section 6.6(b), Section 6.6(c) or Section 6.6(d) shall not be, and shall not be deemed to be, a breach or violation of this Section 6.6(a) or, in the case of Section 6.6(b), unless a Change of Recommendation has occurred, give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).

(ii)                                  The Company shall, and shall cause its Subsidiaries to and shall direct its and their Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with any proposal or offer that would constitute, or reasonably be expected to lead to, an Acquisition Proposal, in each case, that exist as of the date hereof, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.  The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof and in accordance with the terms of such confidentiality agreement.  Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement solely to the extent (A) necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board and (B) the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to grant such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable Law.

(iii)                               The Company agrees that it will promptly (and in any event within twenty-four (24) hours of the Company’s Knowledge of any such event) notify Parent if (A) any expressions of interest, proposals or offers with respect to an Acquisition Proposal are received by, (B) any non-public information is requested to facilitate a proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal from, or (C) any discussions or negotiations are sought to be initiated or continued with the Company or any of its Subsidiaries or any of its or their respective Representatives from any Person (other than Parent) with respect to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including in such notification a copy (if in writing) of documents or written summary of material terms (if oral) relating to such expression of interest, proposal, offer or request for information, and the identity of the Person from which such expression of interest, proposal, offer or request for information was received. Except as provided in Section 6.6(d), the Company shall keep Parent reasonably informed, on a prompt basis of the status and material terms of any such expressions of interest, proposals or offers (including any copies (if in writing) of documents or written summaries of material terms (if oral) of any proposed agreements and amendments or modifications thereto, and a copy of any other documents provided by the relevant counterparty relating thereto) and the status of any discussions or negotiations regarding any Acquisition Proposal, and in the case of any material modification to the terms of any Acquisition Proposal, the Company shall notify Parent of such material modification on a prompt basis (and in any event within forty-eight (48) hours of the Company’s or any of its Subsidiaries’ or any of its or their respective Representatives’ knowledge of any such material modification (such period to be reduced to twenty-four (24) hours in the event of any modification to price)).

(b)                                 Certain Exceptions. Notwithstanding anything to the contrary in Section 6.6(a), nothing contained in this Agreement shall prevent or restrict the Company or the Company Board from:

(i)                                     (A) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (B) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided that, any such disclosure referred to in the preceding clauses (A) or (B) that involves an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board reaffirms the Recommendation in such disclosure;

(ii)                                  prior to obtaining the Company Requisite Vote, contacting any Person or group and their respective Representatives who has made an Acquisition Proposal once and solely to ask questions to clarify (and not to negotiate or engage in any discussions) the material terms of such Acquisition Proposal;

(iii)                               prior to obtaining the Company Requisite Vote, providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information in response to a request therefor by a Person or group who has made an Acquisition Proposal that did not result from a material breach of this Section 6.6 if the Company Board (A) shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent and Merger Sub any non-public information that is provided to any Person given such access that was not previously made available to Parent or Merger Sub;

(iv)                              prior to obtaining the Company Requisite Vote, engaging in any negotiations or discussions regarding an Acquisition Proposal and any changes thereto with any Person or group, and their respective Representatives and its potential sources of financing, who has made an Acquisition Proposal that did not result from a material breach of this Section 6.6 (which, for the avoidance of doubt, such negotiations or discussions need not be solely for clarification purposes) if the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal;

(v)                                 prior to obtaining the Company Requisite Vote, making a Change of Recommendation to the extent permitted under Section 6.6(c) or Section 6.6(d); or

(vi)                              resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (v).

(c)                                  Intervening Events. Notwithstanding anything herein to the contrary, at any time prior to obtaining the Company Requisite Vote, the Company Board may in response to an Intervening Event take the actions described in clause (E) (or clause I to the extent relating thereto) of the definition of “Change of Recommendation” if:

(i)                                     the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel that an Intervening Event has occurred and that the failure to make such Change of Recommendation would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law;

(ii)                                  the Company delivers to Parent a written notice (a “Company Intervening Event Notice”), at least four (4) Business Days in advance, advising Parent of such determination under Section 6.6(c)(i), which Company Intervening Event Notice shall include a description of the Intervening Event in reasonable detail (provided that the giving of such Company Intervening Event Notice and actions of the Company Board in authorizing and disclosing (to the extent legally required) such notice shall not in themselves constitute a Change of Recommendation); and

(iii)                               at or after 11:59 p.m. San Jose, California time, on the fourth Business Day immediately following the date the Company Intervening Event Notice is delivered to Parent (such period of time, the “Intervening Event Notice Period”), the Company Board again makes a determination described under Section 6.6(c)(i) after (A) if requested by Parent, the Company made its Representatives reasonably available during the Intervening Event Notice Period for the purpose of engaging in discussions and negotiations with Parent and its Representatives (to the extent Parent desires to negotiate) regarding a possible amendment to this Agreement and (B) taking into account in good faith any written proposals made by Parent during the Intervening Event Notice Period, if any, that if accepted by the Company would become binding on Parent.

(d)                                 Superior Proposals. Notwithstanding anything herein to the contrary, at any time prior to obtaining the Company Requisite Vote, the Company Board may in response to its receipt of an Acquisition Proposal that did not result from a material breach of this Section 6.6 (x) make a Change of Recommendation (other than the actions described in clause (D) of the definition of Change of Recommendation) or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive written agreement providing for such Acquisition Proposal if:

(i)                                     the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel that (A) such Acquisition Proposal would, if consummated, result in a Superior Proposal and (B) the failure to make such Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive written agreement providing for such Acquisition Proposal, as the case may be, would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law (provided that the actions of the Company Board in making such determination and such determination shall not in themselves constitute a Change of Recommendation or a termination of this Agreement);

(ii)                                  the Company delivers to Parent a written notice (a “Company Notice”) at least four (4) Business Days in advance advising Parent of such determination under Section 6.6(d)(i), which Company Notice shall specify the identity of the party making a Superior Proposal and the material terms and conditions thereof and include an unredacted copy of the Superior Proposal and any proposed draft Alternative Acquisition Agreement for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal (provided that the giving of a Company Notice and actions of the Company Board in authorizing and disclosing (to the extent legally required) such notice shall not in themselves constitute a Change of Recommendation or a termination of this Agreement); and

(iii)                               at or after 11:59 p.m. San Jose, California time, on the fourth Business Day immediately following the date the Company Notice is delivered to Parent (such period of time, the “Notice Period”), the Company Board again makes a determination described under Section 6.6(d)(i) after (A) if requested by Parent, the Company made its Representatives reasonably available during the Notice Period for the purpose of engaging in discussions and negotiations with Parent and its Representatives (to the extent Parent desires to negotiate) regarding a possible amendment to this Agreement and (B) taking into account in good faith any written proposals made by Parent during the Notice Period, if any, that if accepted by the Company would become binding on Parent; provided that if, following the date the Company Notice is delivered but prior to the Company Board making a Change of Recommendation or terminating this Agreement pursuant to Section 8.1(d)(ii), the financial or other material terms of the relevant Acquisition Proposal are materially amended or modified, then the Company will deliver to Parent a new Company Notice pursuant to Section 6.6(d)(ii), except that the Notice Period with respect to such new Company Notice for the purposes of this Section 6.6(d)(iii) shall instead end at 11:59 p.m. San Jose, California time, on the second Business Day immediately following the date such new Company Notice is delivered to Parent (but no such new Company Notice will shorten the initial Notice Period).

6.7                               Proxy Statement.

(a)                                 The Company shall, with the assistance of Parent, prepare and file with the SEC, promptly after the date of this Agreement (and no later than thirty (30) days after the date hereof), the Proxy Statement.  Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.  Unless the Company Board has made a Change of Recommendation in accordance with the provisions of this Agreement, the Recommendation shall be included in the Proxy Statement.

(b)                                 Subject to applicable Law, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response (except to the extent of any disclosures in such document or response relate to an Acquisition Proposal), which comments, if any, the Company shall consider in good faith.  Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.  The Company shall use its reasonable best efforts to respond to and resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof.  Within ten (10) calendar days after the date of this Agreement (and thereafter as reasonably determined by the Company in consultation with Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Stockholders Meeting that is twenty (20) Business Days after the date of such “broker search.” The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly (but in any event no more than five (5) Business Days) after the date on which the SEC confirms that it will not review the Proxy Statement or that it has no further comments on the Proxy Statement.

(c)                                  If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the reasonable assistance and cooperation of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law.  Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law. For the purposes of this Section 6.7, any information concerning the Company or its Affiliates will be deemed to have been provided by the Company, and any information concerning Parent or its Affiliates will be deemed to have been provided by Parent and/or Merger Sub.

6.8                               Stockholders Meeting.  The Company, acting through its Board of Directors (or a committee thereof), shall take all action reasonably required under the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of NASDAQ necessary to duly establish a record date for, call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and the Merger (including any adjournment or postponement thereof, the “Stockholders Meeting”) as promptly as practicable following confirmation by the SEC that the SEC will not review the Proxy Statement or that it has no further comments on the Proxy Statement (but subject to the last sentence of this Section 6.8); provided that the Company may postpone, recess, adjourn or cancel such meeting (a) to the extent required by Law, fiduciary duty or a request from the SEC or its staff, (b) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (c) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting, (d) in the good faith judgment of the Company Board (after consultation with its outside legal counsel), the failure to adjourn, postpone or delay the Stockholders Meeting would be reasonably likely to not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement or (e) Parent otherwise provides written consent to such postponements or adjournment.  Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares to obtain the Company Requisite Vote; provided that no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. The Company, acting through its Board of Directors (or a committee thereof), shall, subject to Sections 6.6(b)(v), 6.6(c) and 6.6(d), (i) include in the Proxy Statement the Recommendation and (ii) use its reasonable best efforts to obtain the Company Requisite Vote. The adoption of this Agreement, the adjournment or postponement of the Stockholders Meeting due to the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares to obtain the Company Requisite Vote, and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting unless otherwise approved in writing by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

6.9                               Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ as promptly as practicable after (and only after) the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.10                        Employment and Employee Benefits.

(a)                                 For a period of at least twelve (12) months following the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Subsidiary or Affiliate thereof (each, a “Continuing Employee” and collectively, the “Continuing Employees”), an annual base salary or wage rate, a short term incentive opportunity, employee pension, welfare and other benefits (including any equity or equity-based compensation or benefits but excluding any defined benefit pension, nonqualified deferred compensation, post-service or retiree health or welfare benefits) that are no less favorable in the aggregate than the base salary or wage rate, short term incentive opportunity, employee pension, welfare and other benefits that were provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that the annual base salary or wage rate of any Continuing Employee will not be reduced during the Benefit Continuation Period below the annual base salary or wage rate applicable to such Continuing Employee immediately prior to the Effective Time.  For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement applicable to such Continuing Employee immediately prior to the Effective Time.

(b)                                 Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.

(c)                                  To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate during the Benefit Continuation Period, Parent or any of its Subsidiaries (including the Surviving Corporation and any Subsidiaries thereof) shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension or retiree medical plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided, however, that such recognition of service shall not apply (A) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service, (B) to the extent it would result in a duplication of benefits or compensation for the same period of service, or (C) for purposes of any plan or arrangement that is grandfathered or frozen, or under any equity or equity-based plan or arrangement or long term incentive compensation plan, either with respect to the level of benefits or participation.

(d)                                 Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to continue in the employ or service of Parent, the Surviving Corporation, or any Affiliate of Parent or any particular term or condition of employment or service, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation, or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or any other Person at any time for any reason whatsoever, with or without cause.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an establishment, termination, amendment or other modification of any Company Plan or any other benefit or compensation plan, program, policy, Contract or arrangement, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from establishing, amending or terminating any Company Plans or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or any other Person other than the Parties.

(e)                                  Prior to the Closing, the Company and its Subsidiaries shall fully and timely satisfy all legal or contractual requirements to provide notice to, inform, bargain with, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any Company Employee, in connection with the transactions contemplated by this Agreement.

6.11                        Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Delaware and its certificate of incorporation and bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses); provided that, to the extent required under such Laws of the State of Delaware, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.11.  In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of or related to such Proceeding or such Indemnified Party otherwise consents in writing and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.

(b)                                 Each of Parent and the Surviving Corporation shall cooperate, and shall use reasonable best efforts cause their respective Affiliates to cooperate, in the defense of any action, cause of action, claim, cross-claim or third-party claim or Proceeding of any kind that is subject to advancement of expenses, indemnification and exculpation from liabilities, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                                  The provisions in the Surviving Corporation’s and each of its Subsidiaries’ certificate of incorporation, bylaws and other similar governing or constituent documents and instruments with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s or such Subsidiaries’ certificate of incorporation, bylaws and other similar governing or constituent documents and instruments in effect as of the date hereof, which provisions shall not be amended, repealed, restated or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d)                                 Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six (6) years following the Effective Time, the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (the “Existing Policies”) (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage, with deductibles no larger than in the Existing Policies and containing terms and conditions which are not less advantageous to any beneficiary thereof, and provided, further, that Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under such policies more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as possible for such amount) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance.  At the Company’s option, the Company may purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six (6) year prepaid “tail policy” providing at least the same coverage and amounts, with deductibles no larger than in the Existing Policies and containing terms and conditions that are no less advantageous to the insured than the Existing Policies maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under such policies more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as possible for such amount.  In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.  Parent agrees to honor and perform under, and to cause the Surviving Corporation and each of its Subsidiaries to honor and perform under, all indemnification agreements entered into by the Company or any of its Subsidiaries with any Indemnified Party.

(e)                                  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates, restructures, recapitalizes, merges with or into any other Person or otherwise reorganizes and is not the continuing or surviving corporation or entity of such consolidation, restructuring, recapitalization, merger or other restructuring or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made by Parent or the Surviving Corporation, as the case may be, so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.11.

(f)                                   The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or the Bylaws or the certificate of incorporation and bylaws or similar governing or constituent documents and instruments of any of its Subsidiaries, or under any applicable Contracts or Laws.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, its Subsidiaries or its or their directors, officers, employees or agents, it being understood that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

(g)                                  The provisions of this Section 6.11 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.  The obligations of the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties and their heirs and representatives to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11).

6.12                        Financing.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable prior to the Outside Date to obtain the Financing, including using reasonable best efforts to (a) maintain in effect the Debt Agreement, (b) satisfy on a timely basis all Debt Financing Conditions that are within the control of Parent and its Affiliates in the Debt Agreement, (c) enforce its rights against the other parties to the Debt Agreement, if any, including to require such parties to provide the Financing and (d) consummate the Financing. Parent shall give the Company prompt notice of any Financing Failure Event by any party to the Debt Agreement of which Parent or its Affiliates becomes aware. Without limiting Parent’s other obligations under this Section 6.12, if a Financing Failure Event occurs, then Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) obtain alternative financing from alternative financing sources, in an amount sufficient to make the Closing Date Payments and consummate the transactions contemplated hereby on terms and conditions not materially less favorable to Parent or its Affiliates (taking into account any flex provisions) than the terms and conditions set forth in the Debt Agreement and any fee letter, as applicable, as promptly as practicable following the occurrence of such event and in no event later than the date the Closing is required to occur hereunder and (iii) obtain, and when obtained, provide the Company with a copy of, any new financing commitment that provides for such alternative financing; provided, in the case of each of clauses (ii) and (iii), that such actions shall be required from Parent only to the extent any portion of the Financing becomes unavailable as a result of such Financing Failure Event and such unavailability would reasonably be expected to adversely affect the ability of Parent and Merger Sub to make the Closing Date Payments on the Closing Date. Neither Parent nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace the Debt Agreement except (A) for substitutions and replacements pursuant to the immediately preceding sentence (or the last sentence of this Section 6.12), (B) any amendment, modification, supplement, restatement, substitution or replacement that (1) does not add new (or otherwise expand, amend or modify any existing) Debt Financing Condition, (2) does not adversely affect in any material respect the ability of Parent or Merger Sub to enforce its rights against other parties thereto and (3) could not otherwise be reasonably expected to prevent, impede or delay in any material respect the consummation of the Merger and the other transactions contemplated herein; or (C) with the prior written consent of the Company. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (I) to “Financing” shall include any alternative or modified financing contemplated by this paragraph and (II) to “Debt Agreement” shall include any commitment letter or definitive financing agreement relating to such alternative or modified financing. Notwithstanding anything herein to the contrary, the Parent shall be permitted to reduce commitments under the Debt Agreement in respect of an amount equal to the actual net cash proceeds received by Parent prior to the Closing Date from (x) the issuance of new shares by Parent or its Subsidiaries pursuant to any capital increase of Parent or any of its Subsidiaries or (y) any other debt or equity issuance or asset disposition undertaken by the Parent or any of its Subsidiaries (such net cash proceeds, the “Additional Financing Proceeds”); provided that (aa) Parent will not use the amount of such Additional Financing Proceeds for any purposes other than making the Closing Date Payments and (bb) the Additional Financing Proceeds together with the remaining net proceeds of the Financing contemplated by the Debt Agreement, together with cash, available lines of credit or other sources of immediately available funds of Parent will, in the aggregate, provide funds to Parent sufficient to consummate the transactions contemplated hereby, including the making of all Closing Date Payments on the Closing Date.

6.13                        Financing Assistance.

(a)                                 The Company shall use reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, provide such cooperation in connection with the Financing (which term, for purposes of this Section 6.13, shall include any alternate financing, including any debt or equity securities issued in lieu of the Financing) as is necessary, customary and reasonably requested by Parent, including using its reasonable best efforts to (i) furnish Parent, as promptly as reasonably practicable, all historical financial and other customary information relating to the Company to Parent to the extent reasonably requested by Parent and (ii) obtain customary draft comfort letters from the Company’s independent public accounting firm, which accountants would be prepared to issue at the pricing and closing of any offering of debt or equity securities issued as part of the Financing upon the completion of customary procedures, and cause such accountants to issue such comfort letters at the pricing and closing of any such offering. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.13, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s material breach of its obligations under this Section 6.13 resulting from its Willful Breach, gross negligence or bad faith, as may be determined in a final, non-appealable order of a court of competent jurisdiction.

(b)                                 Notwithstanding the foregoing: (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries shall: (A) be required to pay any commitment or other similar fee or reimburse any costs and expenses in connection with the Financing prior to the Closing; (B) have any liability or obligation under any agreement or any document related to the Financing until the Closing occurs; (C) be required to incur any liability that is not expressly provided for in this Section 6.13(b) in connection with the Financing and not otherwise indemnified hereunder or otherwise indemnified on terms reasonably acceptable to the Company; (D) otherwise be required to take any action in violation or conflict with any of the Company’s or its Subsidiaries’ respective organizational documents or applicable Law or any Contract to which the Company or any Subsidiary is a party; (E) be required to deliver opinions of external or internal counsel; (F) be required to provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or contravene Law or violate any Contract; (G) be required to waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is a party with effect prior to the Closing Date; (H) be required to provide any cooperation to the extent it would cause (1) any condition to Closing set forth in Article VII not to be satisfied or (2) a breach of this Agreement; (I) be required to prepare separate financial statements for any Subsidiary of the Company, any pro forma financial statements or financial projections or any other financial statements or information not otherwise prepared by the Company in the ordinary course of its business; (J) be required to change any fiscal period; (K) be required to file or furnish, prior to the Effective Time, any reports or information with the SEC in connection with or as a result of the Financing (including as a result of the inclusion of any material, non-public information of or relating to the Company and its Subsidiaries in any offering document or marketing materials relating to the Financing) and/or (L) be required to execute, prior to the Closing Date, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates or documents in connection with the Financing, if any such document or agreement becomes operative prior to the Closing, and no obligation of the Company or its Subsidiaries under any document, agreement or any other contract relating to the Financing shall be operative prior to the Closing; and (iii) notwithstanding the foregoing, all corporate, limited liability or other organizational actions taken pursuant to this Section 6.13 shall become effective only if and when the Closing occurs and shall be derived exclusively from the authority of, and shall only be taken by, the board of directors of the Company and its Subsidiaries or other governing body of the Company and its Subsidiaries as constituted after giving effect to the Closing.

(c)                                  Parent shall indemnify and hold harmless the Company and its Subsidiaries, and their respective Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from the Willful Breach, gross negligence or bad faith of the Company and its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries (including those of its Affiliates and Representatives) in connection with taking action required or requested by Parent pursuant to this Section 6.13. The Parties acknowledge and agree that the provisions contained in this Section 6.13 represent the sole obligations of the Company, its Subsidiaries and Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos, trademarks and trade names in connection with the arranging and consummation of the Financing; provided that such logos, trademarks and trade names are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the logos, trademarks and trade names.

6.14                        Treatment of Company Indebtedness.

(a)                                 Credit Facility.  The Company shall use, or shall cause its applicable Subsidiaries to use, reasonable best efforts to cause the agent under the Credit Facility to deliver to Parent, on or prior to the second Business Day prior to Closing, a copy of a payoff letter (subject to the delivery of funds as arranged by Parent) with respect to the Credit Facility, in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Credit Facility and all related loan documents shall be terminated. At Closing, the Surviving Corporation shall (with funds arranged by Parent) repay the outstanding amount of indebtedness of the Company and its Subsidiaries under the Credit Facility by wire transfer of immediately available funds as provided for in the payoff letter.

(b)                                 Convertible Notes; Capped Call Transactions.

(i)                                     Prior to the Effective Time, and within the time periods required by the terms of each Convertible Notes Indenture and the Capped Call Documentation, the Company shall take all actions required by the applicable Convertible Notes Indentures and the Capped Call Documentation, respectively, to be performed prior to the Effective Time including the giving of any notices that may be required, provided that the Company will provide copies of any such notice to Parent at least two (2) Business Days prior to delivering any such notice (except that the foregoing shall be deemed to be satisfied with respect to any such notice that is required under the applicable Convertible Notes Indenture to be delivered within one (1) Business Day of the public announcement of this Agreement and the transactions contemplated hereby so long as the Company provides copies of such notice to Parent on or prior to the date of this Agreement), and all such notices and actions (including the specific substance and/or content thereof) that are not required by the terms of the applicable Convertible Notes Indenture or the Capped Call Documentation, as applicable, shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(ii)                                  The Company agrees (A) to use its reasonable best efforts to reasonably cooperate with Parent, at Parent’s written request, to enter into arrangements with the counterparties of each Capped Call Transaction to cause such Capped Call Transaction to be exercised, settled, terminated and/or cancelled as of the Effective Time, it being understood that the calculation and settlement of any amounts payable thereunder shall be payable only in cash, and subject to the mutual agreement of Parent, the Company and the respective terms of the Capped Call Documentation, as such terms may be amended or modified from time to time, or pursuant to such other written agreement relating to the termination of the Capped Calls Transactions as agreed between the Company and the applicable counterparty and (B) not amend, modify or terminate the Capped Call Documentation without the prior written consent of Parent (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification or adjustment made unilaterally by the counterparty to a Capped Call Transaction pursuant to the terms of the applicable Capped Call Documentation).

(iii)                               Notwithstanding anything to the contrary herein, it is understood and agreed that nothing in this Section 6.14(b) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not received prior full reimbursement or is not otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of Parent; (B) enter into any instrument or agreement, or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; (C) be required to deliver opinions of external or internal counsel; (D) be required to provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or other privilege or contravene Law or violate any Contract; or (E) compromise any prior Tax or accounting position. For the avoidance of doubt, and without limiting the obligations in this Section 6.14(b), each of Parent and Merger Sub acknowledge and agree that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either (1) the execution of supplemental indentures pursuant to each Convertible Note Indenture by the relevant trustee thereunder or (2) the exercise, settlement, termination and/or cancellation of the Capped Call Transactions.

(c)                                  Reimbursement; Indemnity. Each of Parent and Merger Sub (i) shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, for all fees, costs and expenses (including attorneys’ fees) incurred by the Company and its Subsidiaries, as applicable, in connection with the actions of the Company, its Subsidiaries and their respective Affiliates and Representatives contemplated by this Section 6.14 and (ii) acknowledges and agrees that the Company, its Subsidiaries or their respective Affiliates and Representatives shall not be required to incur any liability to any Person prior to the Closing with respect to any actions of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 6.14.  Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the actions contemplated by this Section 6.14 in each case, except to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arise from the Company’s Willful Breach, as may be determined in a final, non-appealable order of a court of competent jurisdiction.

6.15                        Takeover Statutes.  If any “fair price” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.16                        Transaction Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the

Company or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (any such litigation, the “Transaction Litigation”), the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall give Parent the opportunity to participate (but not control), at Parent’s sole cost and expense, in the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.17                        Approval of Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.18                        Obligations of Merger Sub.  Parent shall take all action necessary to (a) cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and, if applicable, the Debt Agreement and (b) ensure that, prior to the Closing, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

6.19                        Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.20                        Pre-Closing Restructuring. Prior to the Closing Date, the Company shall (or shall cause its Subsidiaries to), at Parent’s request, complete each of the items described in Section 6.20 of the Company Disclosure Letter (the “Pre-Closing Restructuring”); provided that, if this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1 (other than as a result of the breach by the Company of this Section 6.20), Parent shall reimburse the Company for any reasonable costs, expenses, Taxes and other liabilities incurred by the Company and its Subsidiaries in connection with or otherwise arising out of the Pre-Closing Restructuring (collectively, the “Restructuring Costs”).

ARTICLE VII
CONDITIONS OF MERGER

7.1                               Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver) at or prior to the Effective Time of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b)                                 No Laws or Orders.  No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger and shall remain in effect;

(c)                                  Required Regulatory Clearances.  (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained; and (ii) any waiting period, clearance or affirmative approval of a Governmental Authority set forth on Section 7.1(c) of the Company Disclosure Letter has been obtained and any mandatory waiting period related thereto has expired; and

(d)                                 CFIUS Clearance.  CFIUS Clearance shall have been obtained.

7.2                               Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Company set forth in: (i) Sections 4.4(a), 4.4(b) and 4.4(e)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case, such representation and warranty shall be true and correct as of such specified date), except, in the case of this clause (i), where the failure of such representation or warranty to be so true and correct is de minimis; (ii) the first sentence of Section 4.1(a) and Sections 4.2, 4.4(c) and 4.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case, such representation and warranty shall be true and correct as of such specified date); (iii) Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date; and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect;

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

(c)                                  Certificate.  Parent shall have received a certificate of an executive officer of the Company, certifying to Parent that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3                               Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case, as of the date of the Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c)                                  Certificate.  The Company shall have received a certificate of an executive officer of Parent, certifying to the Company that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

7.4                               Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VIII
TERMINATION

8.1                               Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)                                 by mutual written consent of Parent, Merger Sub and the Company; or

(b)                                 by either Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m. San Jose, California time on December 3, 2019 (as may be extended pursuant to this Section 8.1(b), the “Outside Date”) and if the conditions pursuant to Article VII of the terminating party’s obligations to effect the Merger have not been satisfied or waived by the party entitled to the benefit thereof by such date (other than those conditions that by their nature are to be satisfied at the Closing); provided that if on the then-applicable Outside Date (A) the conditions to effect the Merger set forth in Section 7.1(c) or Section 7.1(d) (the “Regulatory Conditions”) or, to the extent relating to the Regulatory Conditions, Section 7.1(b), shall not have been satisfied and (B) all other conditions to Closing of the Party seeking termination have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time) or waived (which waiver may be solely for purposes of this Section 8.1(b)), then the Outside Date will automatically be extended up to two (2) times for a period of five (5) months each, first to May 3, 2020 and then to October 3, 2020; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, any action of Merger Sub) or the failure of such Party (or, in the case of Parent, the failure of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the then-applicable Outside Date; or

(c)                                  by either Parent or the Company, if any court of competent jurisdiction or other Governmental Authority located or having jurisdiction within the United States shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable

(any of the foregoing, a “Restraint”); provided that the Party seeking to terminate pursuant to this Section 8.1(c) shall have used such standard of efforts as may be required of such Party pursuant to its obligations under Section 6.4 to prevent, oppose and remove any such Restraint; or

(d)                                 by the Company if:

(i)                                     there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Sections 7.1 or 7.3 would not be satisfied and, in either case, such breach or condition is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent and (B) five (5) Business Days prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)                                  prior to obtaining the Company Requisite Vote, in order to enter into a written definitive agreement with respect to a Superior Proposal that did not result from a material breach of Section 6.6, in compliance with the terms and conditions of Section 6.6(d); provided, however, that the Company shall not be entitled to terminate the Agreement under this Section 8.1(d)(ii), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, the Company pays to Parent (or one of its designees) the Company Termination Payment pursuant to Section 8.3(b)(i); or

(e)                                  by Parent if:

(i)                                     there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Sections 7.1 or 7.2 would not be satisfied and, in either case, such breach or condition is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company and (B) five (5) Business Days prior to the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)                                  prior to obtaining the Company Requisite Vote, a Change of Recommendation shall have occurred (it being agreed that the taking of any action by the Company, the Company Board or any of its Representatives permitted by Section 6.6(b) (other than Section 6.6(b)(v) thereof) shall not give rise to a right to terminate pursuant to this Section 8.1(e)(ii)); or

(f)                                   by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of this Agreement was taken.

8.2                               Procedure Upon Termination.  Subject to Section 8.3, in the event of a valid termination by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(a)), and this Agreement shall terminate and be null and void, and the Merger shall be terminated, without further action by Parent, Merger Sub or the Company (other than the concurrent or prior payment by the Company of a Company Termination Payment to the extent provided in Section 8.1(d)(ii)).

8.3                               Effect of Termination.

(a)                                 In the event of the valid termination of this Agreement pursuant to Section 8.1 and Section 8.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.2 (Access to Information), Section 6.5 (Publicity; Confidentiality), Section 6.13(c) (Financing Assistance), Section 6.14(c) (Reimbursement; Indemnity), Section 6.20 (Pre-Closing Restructuring) to the extent relating to Restructuring Costs, this Section 8.3 (Effect of Termination), Section 8.4 (Expenses), and Article IX (General Provisions), which shall, in each case, survive such termination; provided that subject to the limitations set forth in Section 8.3(e), nothing herein shall relieve any Party hereto of any liability for damages resulting from fraud or Willful Breach prior to such termination by any Party hereto.  The Parties acknowledge and agree that nothing in this Section 8.3 shall be deemed to affect their right to specific performance under Section 9.2.

(b)                                 In the event that:

(i)                                     this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal) or by Parent pursuant to Section 8.1(e)(ii) (Change of Recommendation), then the Company shall pay the Company Termination Payment to Parent (or one of its designees), (A) at or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(ii) (Superior Proposal) or (B) as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (Change of Recommendation) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose;

(ii)                                  this Agreement is validly terminated by either Parent or the Company (as applicable) pursuant to Section 8.1(b) (Outside Date), Section 8.1(e)(i) (Company Breach) or Section 8.1(f) (Company Requisite Vote) and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Sections 8.1(b) (Outside Date) or 8.1(e)(i) (Company Breach)) or the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(f) (Company Requisite Vote)) a bona fide Acquisition Proposal shall have been made directly to the Company’s stockholders, or such a bona fide Acquisition Proposal shall have otherwise become publicly known, and, in each case, such bona fide Acquisition Proposal shall have not been withdrawn in a bona fide manner (1) prior to the Outside Date in the case of a termination pursuant to Section 8.1(b) (Outside Date), (2) prior to the occurrence of the breach that forms the basis for such termination in the case of a termination pursuant to Section 8.1(e)(i) (Company Breach) or (3) prior to such taking of a vote to approve this Agreement in the case of a termination pursuant to Section 8.1(f) (Company Requisite Vote) and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated), or shall have consummated an Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made prior to or concurrently with the consummation of the transactions contemplated by such Acquisition Proposal, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.  For the purpose of this Section 8.3(b)(ii), all references in the definition of the term Acquisition Proposal to “at least 20%” or “at least 80%” will be deemed to be references to “at least 45%” and “at least 55%”, respectively; or

(iii)                               this Agreement is validly terminated by (A) the Company or Parent pursuant to Section 8.1(b) (Outside Date) or (B) the Company or Parent pursuant to Section 8.1(c) (No Restraint) as a result of a Restraint with respect to an Antitrust Law or the DPA and, in the case of clauses (A) or (B), on the date of such termination all of the conditions to Closing set forth in Section 7.1(a), Section 7.1(b) and Section 7.2 shall have been satisfied or waived, other than (1) in the case of Section 7.1(b) to the extent the applicable law, statute, rule, regulation, executive order, decree, ruling, injunction or other order relates to an Antitrust Law or the DPA and (2) those conditions that are by their nature to be satisfied at the Closing (which in the case of clause (2) are capable of being satisfied if the Closing Date were the date of such termination), then Parent shall pay to the Company the Parent Termination Payment promptly (and, in any event, within three (3) Business Days following such termination); provided that the Company shall not be entitled to receive the Parent Termination Payment if the Company is at the time of such termination in material breach of Section 6.4 with respect to an Antitrust Law or the DPA.  The “Parent Termination Payment” shall mean an amount equal to $425,000,000.  Any Parent Termination Payment shall be paid by wire transfer of immediately available funds to the account or accounts designated in writing by the Company to Parent for such purpose.

(c)                                  The Parties acknowledge and hereby agree that each of the Company Termination Payment and the Parent Termination Payment if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion nor Parent be required to pay the Parent Termination Payment on more than one occasion.

(d)                                 Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.  If the Company fails to timely pay an amount due pursuant to Sections 8.3(b)(i) or 8.3(b)(ii) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Sections 8.3(b)(i) or 8.3(b)(ii), or any portion thereof, the Company shall pay to Parent its costs and expenses in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.  If Parent fails to timely pay an amount due pursuant to Section 8.3(b)(iii) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amount set forth in Section 8.3(b)(iii), or any portion thereof, Parent shall pay to the Company its costs and expenses in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.  Any amount payable pursuant to Section 8.3(b) or Section 8.3(b)(iii) shall be paid by the Company or Parent, as applicable, by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.3(b) or Section 8.3(b)(iii), as applicable.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated under circumstances where:

(i)                                     the Company Termination Payment is payable and Parent is paid the Company Termination Payment pursuant to this Section 8.3, the Company Termination Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.3(d) (whether or not available) shall, subject to Section 9.2, be the sole and exclusive monetary remedy of Parent, Parent’s Subsidiaries and all of their respective former, current or future officers, directors, partners, stockholders, managers, members, Representatives or Affiliates (collectively, the “Parent Related Parties”), in each case, against the Company, its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) for any loss or damage suffered by any Parent Related Party as a result of the failure of the Merger or any other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation or warranty made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations or warranties made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, and except that nothing shall relieve the Company of its obligations under Section 6.5 and 8.4; or

(ii)                                  the Parent Termination Payment is payable and the Company is paid the Parent Termination Payment pursuant to this Section 8.3, the Parent Termination Payment and, if applicable, the costs and expenses of the Company pursuant to Section 8.3(d) (whether or not available) shall, subject to Section 9.2, be the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered by any Company Related Party as a result of the failure of the Merger or any other transactions contemplated by this Agreement or the Debt Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith (including the Debt Agreement) or otherwise or in respect of any oral representation or warranty made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Debt Agreement or in respect of representations or warranties made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and except that nothing shall relieve Parent of its obligations under Section 6.5 and 8.4.

8.4                               Expenses.  Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Expenses incurred in connection with (i) HSR Act filings shall be borne by Parent and (ii) the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX
GENERAL PROVISIONS

9.1                               No Other Representations and Warranties; No Survival.

(a)                                 Except for the representations and warranties expressly set forth in Article IV (as qualified by the SEC Reports and the Company Disclosure Schedule) or in any instrument delivered pursuant to this Agreement, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is, and has been, no reliance by Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, Representatives or authorized agents on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article IV (as qualified by the Company Disclosure Schedule) or in any instrument delivered pursuant to this Agreement.

(b)                                 Except for the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Schedule) or in any instrument delivered pursuant to this Agreement, none of Parent, Merger Sub, any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty (and there is, and has been, no reliance by the Company or any of its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, Representatives or authorized agents on any such representation or warranty) with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof. Without limiting the foregoing, neither Parent, Merger Sub nor any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or Affiliates, including teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article V (as qualified by the Parent Disclosure Schedule).

(c)                                  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Remedies; Specific Performance.  The Parties agree that irreparable damages for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereby further acknowledge and agree that prior to the Closing, each of the Parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Sections 6.4 and 6.12, by the other Parties and to cause the other Parties to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement.  Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while Parent may concurrently seek (i) specific performance, subject in all respects to this Section 9.2 and (ii) payment of the Company Termination Payment, as the case may be, if, as and when required pursuant to this Agreement, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance to cause the consummation of the Merger, on the one hand, and payment of the Company Termination Payment. The pursuit of specific enforcement or other equitable remedies by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. For the avoidance of doubt, the Company Related Parties shall not be entitled to any decree or order of specific performance or mandamus or injunction against the Debt Financing Sources Related Parties with respect to the Financing.

9.3                               Modification or Amendment.  Subject to the provisions of applicable Law (including the DGCL), at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that after receipt of the Company Requisite Vote, no amendment shall be made which by Law requires the further approval of such stockholders without such further approval having first been obtained; provided further that any modification or amendment of Section 9.2, this proviso of Section 9.3, Section 9.8(e), Section 9.10 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or Section 9.11 (solely to the extent that it relates to the Debt Financing Sources Related Parties) that is materially adverse to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources (which consent shall not be unreasonably withheld, conditioned or delayed).

9.4                               Waiver.  At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.5                               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (provided that no “error message” or other notification of non-delivery is received) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

(a)                                 if to the Company:

Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134

Attention:                             Thad Trent; Pamela Tondreau
Email:                                                thad.trent@cypress.com; pamela.tondreau@cypress.com

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention:                 Kirsten Jensen
Email:                                    kjensen@stblaw.com

(b)                                 if to Parent or Merger Sub:

Infineon Technologies AG
Am Campeon 1-15
85579 Neubiberg, Germany
Attention:                 Dr. Horst Meyer; Julia Halasz
Email:                                    horst.meyer@infineon.com; julia.halasz@infineon.com

with a copy (which shall not constitute actual or constructive notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue

New York, New York 10022
Attention:                 Sarkis Jebejian

David Feirstein
Email:                                    sarkis.jebejian@kirkland.com

david.feirstein@kirkland.com

9.6                               Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7                               Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that (i) Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing to any parties providing the Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing and (ii) Merger Sub shall have the right to assign all or any portion of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without such consent upon notice to the Company, and in the case of each of clauses (i) and (ii) above, no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement;

provided further, that in no event shall Parent or Merger Sub be permitted to assign this Agreement to any Person to the extent such that, as a result of such assignment, either (x) any additional consent or approval of, or filing, declaration or registration with, any Governmental Authority would be required under this Agreement or in connection with the transactions contemplated hereby or (y) any delay would occur with respect to any consent or approval of, or filing, declaration or registration with, any Governmental Authority that otherwise is required to be made under this Agreement or in connection with the transactions contemplated hereby.

9.8                               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.11 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Company Options, Restricted Stock Units and/or PSUs to receive the Option Consideration, the RSU Consideration or the PSU Consideration payments contemplated by Section 3.2, as the case may be, in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the right of the Company, on behalf of the holders of Common Stock and the holders of Company Equity Awards, as applicable, to pursue damages (including monetary damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such holders), for Parent’s or Merger Sub’s breach of this Agreement (provided that this clause (d) is not intended to, and under no circumstances shall it, create any right for the holders of Common Stock or Company Equity Awards to bring any Action against Parent or Merger Sub, pursuant to this Agreement or otherwise), and (e) the Debt Financing Sources Related Parties shall be third party beneficiaries of this clause (e), Section 9.2 (solely to the extent that it relates to the Debt Financing Sources Related Parties), the proviso of Section 9.3 (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 9.10 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 9.11 (solely to the extent that it relates to the Debt Financing Sources Related Parties).

9.9                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice or conflict of law principles thereof that would result in the application of the Laws of another jurisdiction).

9.10                        Consent to Jurisdiction.

(a)                                 Each of the Parties irrevocably (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above and (iv) consents to service being made through the notice procedures set forth in Section 9.5.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.10 is solely for the purpose referred to in this Section 9.10 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(b)                                 The Company agrees that no Debt Financing Sources Related Party will have any liability to any Company Related Party relating to or arising out of this Agreement, any of the transactions contemplated herein (including the Financing) or the Debt Agreement, whether at law or equity, in contract or in tort or otherwise, and none of the Company Related Parties will have any rights or claims against any of the Debt Financing Sources Related Party under this Agreement, any of the transactions contemplated herein (including the Financing) or the Debt Agreement, whether at law or equity in contract or in tort or otherwise. Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.11 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

9.11                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM OR LEGAL PROCEEDING OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), THE DEBT AGREEMENT, ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER, OR THE NEGOTIATION, ADMINISTRATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF (INCLUDING ANY ACTION, CAUSE OF ACTION, CLAIM OR LEGAL PROCEEDING OF ANY KIND OR DESCRIPTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND

HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11. EACH PARTY AGREES THAT THE WAIVERS CONTAINED IN THIS SECTION 9.11 SHALL EXTEND TO THE DEBT FINANCING SOURCES RELATED PARTIES.

9.12                        Payment of Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent.

9.13                        Counterparts; Delivery by E-mail.

(a)                                 This Agreement, and any amendment, restatement, supplement or other modification hereto or waiver hereunder (i) may be executed in any number of counterparts (including by means of facsimile transmission or e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement and (ii) to the extent signed and delivered by means of a scanned pages via e-mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(b)                                 At the request of any Party, each other Party shall re-execute original forms hereof and deliver them to all other Parties.  No Party or to any such agreement shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Hassane El-Khoury
	Name:	Hassane El-Khoury
	Title:	President, Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

PARENT:

INFINEON TECHNOLOGIES AG

By:	/s/ Dr. Reinhard Ploss
	Name:	Dr. Reinhard Ploss
	Title:	Chief Executive Officer

By:	/s/ Dr. Sven Schneider
	Name:	Dr. Sven Schneider
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

MERGER SUB:

IFX MERGER SUB INC.

By:	/s/ Rudolf von Moreau
	Name:	Rudolf von Moreau
	Title:	Vice President

By:	/s/ Dr. Horst Meyer
	Name:	Dr. Horst Meyer
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

Certificate of Incorporation
of
the Surviving Corporation

(Attached.)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[  ]

FIRST.  The name of the corporation is [   ]

SECOND.  The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, in the County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.  The total number of shares of stock which the corporation shall have authority to issue is 5,000.  All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

FIFTH.  Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

SEVENTH.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended: (i) a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; and (ii) the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification), through provisions contained in the by-laws, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to statutory and non-statutory limits created by applicable Delaware law with respect to actions for breach of duty to a corporation, its stockholders and others.

Neither any amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Certification of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH.  The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IN WITNESS WHEREOF, the undersigned has executed this certificate on this the [  ] day of [  ], 20[ ].

Name: [ ]
[ ]